                                CREDIT AGREEMENT

     THIS CREDIT AGREEMENT is dated as of October 21, 1994, among METRO TRAFFIC CONTROL, INC., a Maryland corporation ("Metro"), METRO NETWORKS, LTD., a Texas limited partnership ("MNLP") (Metro and MNLP are each a "Borrower", and together with other Persons who may from time to time become a Borrower hereunder, collectively, the "Borrowers"), the Lenders from time to time party hereto, and NATIONSBANK OF TEXAS, N.A., a national banking association, as administrative agent for the Lenders.

                                   BACKGROUND

     The Borrowers have requested that the Lenders make a credit facility available to the Borrowers up to the maximum principal amount of $15,000,000. The Lenders have agreed to do so, subject to the terms and conditions set forth below.

     In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   Definitions

     Section 1.1 Defined Terms. For purposes of this Agreement:

     "Accounts" shall have the meaning assigned to such term in the UCC.

     "Acquisition" shall mean any transaction pursuant to which any Borrower or any Subsidiary, (i) whether by means of a capital contribution or purchase or other acquisition of stock or other securities or other equity participation or interest, (A) acquires more than 50% of the equity interest in any Person pursuant to a solicitation by such Borrower or such Subsidiary of tenders of equity securities of such Person, or through one or more negotiated block, market, private or other transactions not involving a tender offer, or a combination of any of the foregoing, (B) makes any corporation a Subsidiary, or causes any corporation to be merged into such Borrower or such Subsidiary (or agrees to be merged into any other corporation other than a wholly-owned Subsidiary), or (C) agrees to purchase all or substantially all of the assets of any corporation, pursuant to a merger, purchase of assets or other reorganization providing for the delivery or issuance to the holders of such corporation's then outstanding securities, in exchange for such securities, of cash or securities of such Borrower or such Subsidiary, or any combination thereof, or (ii) purchases all or substantially all of the business or assets of any Person or of any operating division of any Person.

     "Acquisition Consideration" shall mean, without duplication, the consideration given by any Borrower or any Subsidiary for an Acquisition, including, but not limited to, the fair market value of any cash, property, stock or services given, the amount of any Indebtedness assumed or incurred.

     "Adjusted Excess Cash Flow" shall mean, for any year, calculated for the Borrowers and the Subsidiaries on a combined basis, an amount equal to the remainder of (a) Operating Cash Flow for said year (which calculation of Operating Cash Flow shall not exclude from net income compensation to David Saperstein permitted pursuant to Section 7.18(ii) hereof), minus (b) the sum of
(i) the greater of (X)$750,000, or (Y) Capital Expenditures for said year, plus
(ii) Dividends paid during said year, plus (iii) cash expenditures (other than Cash Tax Dividends) for the payment of taxes during said year, if applicable, plus (iv) principal, interest, fees and other amounts scheduled to be paid for said year with respect to Indebtedness.

     "Administrative Lender" shall mean NationsBank of Texas, N.A., a national banking association, as administrative agent for Lenders, or such successor administrative agent appointed pursuant to Section 10.1(b) hereof.

     "Advance" shall mean any amount advanced by the Lenders to any Borrower pursuant to Article 2 hereof on the occasion of any borrowing, including without limitation any Refinancing Advance.

     "Affiliate" shall mean any Person that directly or indirectly through one or more Subsidiaries Controls, or is Controlled By or Under Common Control with, any Borrower.

     "Agreement" shall mean this Credit Agreement, as amended or renewed from time to time.

     "Agreement Date" shall mean the date of this Agreement.

     "Applicable Environmental Laws" shall mean applicable laws pertaining to health or the environment, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended from time to time, "CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended from time to time, "RCRA"), the Texas Water Code, and the Texas Solid Waste Disposal Act.

     "Applicable Law" shall mean (a) in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person and its properties, including, without limiting the foregoing, all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party, and (b) in respect of contracts relating to interest or finance charges that are made or performed in the State of Texas, "Applicable Law" shall mean the laws of the United States of America, including without limitation 12 USC Sections 85 and 86, as amended from time to time, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the laws of the State of Texas, including, without limitation,
Article 5069-1.04, Title 79, Revised Civil Statutes of Texas, 1925, as amended ("Art. 1.04"), and any other statute of the State of Texas now or at any time hereafter prescribing maximum rates of interest on loans and extensions of credit; provided that the parties hereto agree that the provisions of Chapter 15,
Title 79, Revised Civil Statutes of Texas, 1925, as amended, shall not apply to Advances, this Agreement, the Notes or any other Loan Documents.

     "Applicable Margin" shall mean the following per annum percentages, applicable in the following situations:

                                                            Prime Rate    LIBOR
                     Applicability                             Basis      Basis
                     -------------                             -----      -----
   (i)   If the Leverage Ratio is not less than 2.0 to 1       0.875      1.875

  (ii)   If the Leverage Ratio is less than 2.0 to 1 but       0.750      1.750
         is not less than 1.5 to 1

  (iii)  If the Leverage Ratio is less than 1.5 to 1 but       0.500      1.500
         is not less than 1.0 to 1

  (iv)   If the Leverage Ratio is less than 1.0 to 1           0.250      1.250

The Applicable Margin payable by the Borrowers on the Advances outstanding hereunder shall be subject to reduction or increase, as applicable and as set forth in the table above, on a quarterly basis according to the performance of the Borrowers as tested by the Leverage Ratio. Except as set forth in the last sentence hereof, any such increase or reduction in the Applicable Margin provided for herein shall be effective three Business Days after receipt by Administrative Lender of the financial statements required to be delivered pursuant to Section 6.l(b) or 6.2(b) hereof, as applicable. If financial statements of the Borrowers setting forth the Leverage Ratio are not received by the Administrative Lender by the date required pursuant to Section 6.1 (b) or 6.2(b) hereof, as applicable, the Applicable Margin shall be determined as if the Leverage Ratio is not less than 2.0 to 1 until such time as such financial statements are received. For the final quarter of any fiscal year of the Borrowers, the Borrowers may provide their unaudited financial statements, subject only to year-end adjustments, for the purpose of adjusting the Applicable Margin.

     "Art. 1.04" shall have the meaning ascribed thereto in the definition of "Applicable

     "Assignees" shall mean any assignee of a Lender pursuant to an Assignment Agreement and shall have the meaning ascribed thereto in Section 11.6 hereof.

     "Assignment Agreement" shall have the meaning ascribed thereto in Section
11.6 hereof.

     "Authorized Signatory" shall mean such senior personnel of the Notification Agent as may be duly authorized and designated in writing by the Notification Agent to execute documents, agreements and instruments on behalf of the Notification Agent, and to request Advances and Letters of Credit hereunder.

     "Borrowers" shall mean, collectively, Metro, MNLP, and any other Persons who as a result of a Corporate Reorganization shall become a Borrower hereunder and for which the conditions precedent set forth in Section 3.3 hereof have been satisfied, and "Borrower" means any one of them, as appropriate.

     "Borrower Pledge Agreement" shall mean one or more pledge agreements, executed by any Borrower, granting a first priority Lien on (i) the Pledged Stock owned directly by such Borrower and (ii) each Intercompany Note evidencing intercompany advances made by such Borrower, as security for the Obligations, substantially in the form of Exhibit B hereto, as such agreement may be amended, modified, renewed or extended from time to time.

     "Borrower Security Agreement" shall mean one or more security agreements, executed by any Borrower, granting a first priority Lien on (i) the Accounts and related items of such Borrower and (ii) the tangible personal property of such Borrower, as security for the Obligations, substantially in the form of Exhibit E hereto, as such agreement may be amended, modified, renewed or extended from time to time.

     "Borrowers' Business" shall mean the communications, broadcasting (including, but not limited to, traffic, news, sports and weather reports on radio and television stations), media, information services, and advertising and activities related thereto.

     "Business Day" shall mean a day on which banks are open for the transaction of business as required by this Agreement in Dallas, Texas and, with respect to any LIBOR Advance, in London, England, and as otherwise relevant to the determination to be made or the action to be taken.

     "Capital Expenditures" shall mean cash expenditures for the purchase of tangible assets of long-term use which are capitalized in accordance with GAAP.

     "Capitalized Lease Obligations" shall mean that portion of any obligation of any Borrower or any Subsidiary as lessee under a lease which at the time would be required to be capitalized on a balance sheet prepared in accordance with GAAP.

     "Cash Tax Dividends" shall mean Dividends paid by (a) any corporate Borrower which has elected Subchapter S status under the Code to such Borrower's shareholders to pay income Taxes incurred by such shareholders solely as a result of net income generated by such Borrower and (b) any Borrower which is a partnership to such Borrower's partners to pay income Taxes incurred by such partners solely as a result of net income generated by such Borrower.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Collateral" shall mean any collateral hereafter granted by any Person to the Administrative Lender for the benefit of the Lenders to secure the Obligations.

     "Commitment" shall mean $15,000,000, as reduced from time to time pursuant to Section 2.6 hereof.

     "Commitment Reduction Date" shall mean the last Business Day of March 1995.

     "Control" or "Controlled By" or "Under Common Control" shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided, however, that any Person which beneficially owns, directly or indirectly, 5% or more (in number of votes) of the securities (or in the case of a Person that is not a corporation, 5% or more of the equity interest) having ordinary voting power shall be conclusively presumed to control such Person.

     "Controlled Group" shall mean, as to any Person, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) which are under common control with such Person and which, together with such Person, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code; provided, however, that the Subsidiaries of any Borrower shall be deemed to be members of such Borrower's Controlled Group, and any Borrower and any other entities (whether incorporated or not incorporated) which are under common control with such Borrower and which, together with such Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, shall be deemed to be members of such Borrower's Controlled Group on and after the Agreement Date.

     "Default" shall mean an Event of Default and/or any of the events specified in Section 8.1, regardless of whether there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event an Event of Default.

     "Default Rate" shall mean a simple per annum interest rate equal to the lesser of (a) the Highest Lawful Rate, or (b) the sum of the Prime Rate Basis plus two percent.

     "Determining Lenders" shall mean, on any date of determination, any combination of the Lenders having at least 100% of the aggregate amount of Advances then outstanding; provided, however, that if there are no Advances outstanding hereunder, "Determining Lenders" shall mean any combination of Lenders whose Specified Percentages aggregate 100%. In the event that at any time there shall be more than two Lenders, "Determining Lenders" shall mean, on any date of determination, any combination of the Lenders having at least 66-2/3% of the aggregate amount of the Advances then outstanding; provided, however, that if there are no Advances outstanding hereunder, "Determining Lenders" shall mean any combination of Lenders whose Specified Percentages aggregate at least 66-2/3%.

     "Dividend" shall mean, as to any Person, (a) any payment of any dividend (other than a stock dividend) on, or the making of any distribution, loan, advance or investment to or in any holder of, any shares of capital stock of such Person and with respect to such shares, or (b) any purchase, redemption, or other acquisition or retirement for value of any shares of capital stock of such Person.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulation promulgated thereunder.

     "ERISA Event" shall mean, with respect to any Borrower and its Subsidiaries, (a) a Reportable Event (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under regulations issued under
Section 4043 of ERISA), (b) the withdrawal of any such Person or any member of its Controlled Group from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the (filing of a notice of intent to terminate under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) the failure to make required contributions which could result in the imposition of a lien under
Section 412 of the Code or Section 302 of ERISA, or (f) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability under Title IV of ERISA other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

     "Event of Default" shall mean any of the events specified in Section 8.1, provided that any requirement for notice or lapse of time has been satisfied.

     "Excess Cash Flow" shall mean, for any year, calculated for the Borrowers and the Subsidiaries on a combined basis, an amount equal to the remainder of
(a) Operating Cash Flow for said year, minus (b) the sum of (i) Capital Expenditures for said year, plus (ii) Dividends paid during said year, plus
(iii) cash expenditures (other than Cash Tax Dividends) for the payment of taxes during said year, if applicable, plus (iv) principal, interest, fees, and other amounts scheduled to be paid for said year with respect to Indebtedness.

     "Existing Loan Agreement" shall mean that certain Amended and Restated Loan Agreement dated as of March 15, 1993, by and between Metro and Southwest Bank of Texas, N.A., as the same may have been amended, modified, renewed or extended from time to time.

     "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Lender on such day on such transactions as determined by Administrative Lender.

     "Fixed Charges" shall mean, for the Borrowers and the Subsidiaries on a combined basis determined in accordance with GAAP, for the four most recently ended fiscal quarters preceding any date of determination, an amount equal to the sum of (a) all payments of principal, interest, fees and other amounts paid on Total Debt, plus (b) all payments under Capitalized Leases, plus (c) all Capital Expenditures, plus (d) cash expenditures (including Cash Tax Dividends) for the payment of taxes.

     "GAAP" shall mean generally accepted accounting principles applied on a consistent basis, set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, or the successors which are applicable in the circumstances as of the date in question. The requisite that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

     "Governmental Authority" shall mean (a) the government of (i) the United States of America and any State or other political subdivision thereof or (ii) any jurisdiction in which any Borrower or any Subsidiary conducts all or any part of its business or owns any property or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

     "Guaranty" or "Guaranteed", as applied to an obligation, shall mean and include (a) a guaranty, direct or indirect, in any manner, of any part or all of such obligation, and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation.

     "Highest Lawful Rate" shall mean at the particular time in question the maximum rate of interest which, under Applicable Law, the Lenders are then permitted to charge on the Obligations. If the maximum rate of interest which, under Applicable Law, the Lenders are permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to the Borrowers or the Notification Agent. For purposes of determining the Highest Lawful Rate under the Applicable Law of the State of Texas, the applicable rate ceiling shall be (a) the indicated rate ceiling described in and computed in accordance with the provisions of Section (a)(1) of Art. 1.04, or
(b) if the parties subsequently contract as allowed by Applicable Law, the quarterly ceiling or the annualized ceiling computed pursuant to Section (d) of Art. 1.04; provided, however, that at any time the indicated rate ceiling, the quarterly ceiling or the annualized ceiling shall be less than 18% per annum or more than 24% per annum, the provisions of Sections (b)(1) and (2) of said Art.
1.04 shall control for purposes of such determination, as applicable.

     "Indebtedness" shall mean, with respect to any Person, (a) all items, except items of partners' equity or of capital stock or of surplus or of general contingency or deferred tax reserves, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, (b) the market value of any property or asset owned by such Person on which a Lien has been granted to secure any obligation, whether or not the obligation secured thereby shall have been assumed, (c) to the extent not otherwise included, all Capitalized Lease Obligations of such Person, all obligations of such Person with respect to leases constituting part of a sale and leaseback arrangement, all Guaranties, all obligations under Interest Hedge Agreements or similar hedge agreements, all indebtedness for borrowed money (excluding, for purposes of calculation of financial covenants only, indebtedness evidenced by Intercompany Notes), and all reimbursement obligations with respect to outstanding letters of credit, (d) any "withdrawal liability" of any Borrower or Subsidiary, as such term is defined under Part I of Subtitle E of Title IV of ERISA, and (e) all Seller Obligations of any Borrower or Subsidiary.

     "Indemnified Matters" shall have the meaning ascribed to it in Section 5.10(a) hereof.

     "Indemnitees" shall have the meaning ascribed to it in Section 5.10(a) hereof.

     "Intercompany Notes" shall mean any promissory note executed by any Subsidiary made payable to the order of any Borrower in the original principal amount not to exceed $15,000,000 evidencing loans and advances made or to be made by such Borrower to such Subsidiary, together with any extension, renewal, increase or amendment thereof, or substitution therefor.

     "Interest Hedge Agreements" shall mean any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, as the same may be amended or modified and in effect from time to time, and any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

     "Interest Period" shall mean (a) for any Prime Rate Advance, the period beginning on the day the Advance was made and ending on the first Quarterly Date thereafter, and (b) for any LIBOR Advance, the period beginning on the day the Advance is made and ending one, two, three or six months thereafter (as the Borrowers shall select).

     "Investment" shall mean any acquisition of all or substantially all assets of any Person, or any direct or indirect purchase or other acquisition of, or beneficial interest in, capital stock or other securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution to, or investment in any other Person, including without limitation the incurrence or sufferance of Indebtedness or the purchase (other than purchases in connection with an Acquisition) of accounts receivable of any other Person that are not current assets or do not arise in the ordinary course of business, which is not an Acquisition.

     "Issuing Bank" shall mean NationsBank of Texas, N.A., in its capacity as issuer of the Letters of Credit.

     "Lender" shall mean each financial institution shown on the signature pages hereof so long as such financial institution maintains a Commitment or is owed any part of the Obligations (including the Administrative Lender in its individual capacity), and each Assignee that hereafter becomes party hereto pursuant to Section 11.6 hereof.

     "L/C Cash Collateral Account" shall have the meaning specified in Section 2.16(g) hereof.

     "L/C Related Documents" shall have the meaning specified in Section 2.16(d) hereof.

     "Letter of Credit" shall have the meaning specified in Section 2.16(a) hereof.

     "Letter of Credit Agreement" shall have the meaning specified in Section 2.16(b) hereof.

     "Letter of Credit Facility" shall mean the amount of the Letters of Credit the Issuing Bank may issue pursuant to Section 2.16(a) hereof.

     "Leverage Ratio" shall mean, for any date of determination, the ratio of Total Debt as of the date of determination to Operating Cash Flow for the four most recently ended fiscal quarters preceding such date of determination.

     "LIBOR Advance" shall mean an Advance which the Borrowers request to be made as a LIBOR Advance or which is reborrowed as a LIBOR Advance, in accordance with the provisions of Section 2.2 hereof.

     "LIBOR Basis" shall mean a simple per annum interest rate equal to the lesser of (a) the Highest Lawful Rate, or (b) the sum of the LIBOR Rate plus the Applicable Margin. The LIBOR Basis shall, with respect to LIBOR Advances with Interest Periods in excess of six months, be subject to premiums assessed by each Lender, which are payable directly to each Lender. Once determined, the LIBOR Basis shall remain unchanged during the applicable Interest Period.

     "LIBOR Lending Office" shall mean, with respect to a Lender, the office designated as its LIBOR Lending Office on Schedule 1 attached hereto, and such other office of the Lender or any of its affiliates hereafter designated by notice to the Notification Agent and the Administrative Lender.

     "LIBOR Rate" shall mean, for any Interest Period, the interest rate per annum rounded upward to the nearest one-sixteenth (1/16th) of one percent) at which deposits in United States Dollars are offered to the Administrative Lender by leading banks reasonably selected by the Administrative Lender in the London interbank market at approximately 11:00 a.m. (London time), two Business Days before the first day of such Interest Period, in an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Interest Period for, the LIBOR Advance sought by the Borrowers.

     "Lien" shall mean, with respect to any property, any mortgage, lien, pledge, collateral assignment, hypothecation, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment or other encumbrance of any kind in respect of such property, whether or not choate, vested or perfected.

     "Loan Documents" shall mean this Agreement, the Notes, the Pledge Agreements, the Subsidiary Guaranty, the Security Agreements, any Interest Hedge Agreement, with any of the Lenders, fee letters, and any other document, agreement or instrument executed or delivered from time to time by any Borrower, any Subsidiary or any other Person in connection herewith or as security for the Obligations.

     "Material Adverse Effect" shall mean any act or circumstance or event which
(a) causes a Default, (b) otherwise could be material and adverse to the business, consolidated assets, liabilities, financial condition, results of operations or prospects of the Borrowers and the Subsidiaries, together taken as a whole, (c) in any material manner could adversely affect the validity or enforceability of any of the Loan Documents, or (d) in any manner could impair the value of any Collateral.

     "Maturity Date" shall mean the last Business Day of September 30, 1999.

     "Maximum Amount" shall mean the maximum amount of interest which, under Applicable Law, the Lenders are permitted to charge on the Obligations.

     "Metro" shall mean Metro Traffic Control, Inc., a Maryland corporation.

     "MNLP" shall mean Metro Networks, Ltd., a Texas limited partnership.

     "Multiemployer Plan" shall mean, as to any Person, at any time, a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which such Person or any member of its Controlled Group is making, or is obligated to make contributions or has made, or been obligated to make, contributions.

     "Necessary Authorization" shall mean any license, permit, consent, approval or authorization from, or any filing or registration with, any governmental or other regulatory authority necessary or appropriate to enable any Borrower or Subsidiary to maintain and operate its business and properties.

     "Note" shall mean each promissory note of the Borrowers evidencing Advances hereunder, substantially in the form of Exhibit A hereto, together with any extension, renewal or amendment thereof, or substitution therefor.

     "Notification Agent" shall mean Metro, or such other Borrower designated by Metro and agreed to in writing by the Administrative Lender.

     "Obligations" shall mean (a) all obligations of any nature (whether matured or unmatured fixed or contingent, including the Reimbursement Obligations) of the Borrowers and the Subsidiaries to the Lenders under the Loan Documents (including obligations under any Interest Hedge Agreement to any Lender), as they may be amended from time to time, and (b) all obligations of the Borrowers and the Subsidiaries for losses, damages, expenses or any other liabilities of any kind that any Lender may suffer by reason of a breach by any Borrower or any Subsidiary of any obligation, covenant or undertaking with respect to any Loan Document.

     "Operating Cash Flow" shall mean, for any period, determined in accordance with GAAP on a combined basis for the Borrowers and the Subsidiaries, the sum of
(a) pre-tax net income (pre-tax net income shall exclude (i) any items of extraordinary gain, including net gains on the sale of assets other than asset sales in the ordinary course of business, (ii) any items of extraordinary loss, including net losses on the sale of assets other than asset sales in the ordinary course of business, (iii) non-cash credits to the extent included in net income, and (iv) any Seller Obligations to the extent such Seller Obligations are treated as an expense and not a liability according to GAAP), plus (b) interest expense, depreciation and amortization, and other non-cash expenses. For purpose of calculation of Operating Cash Flow with respect to assets not owned at all times during the four fiscal quarters preceding the date of determination of Operating Cash Flow there shall be (i) included in Operating Cash Flow the Operating Cash Flow of any assets acquired during any of such four fiscal quarters for the twelve month period preceding the date of determination and (ii) excluded from Operating Cash Flow the Operating Cash Flow of any assets disposed of during any of such four fiscal quarters for the twelve month period preceding the date of determination.

     "Owner Pledge Agreement" shall mean one or more Pledge Agreements executed by any Person owning or otherwise holding an equity interest in any Borrower, granting a first priority Lien on the Pledged Stock owned by such Person, substantially in the form of Exhibit I hereto, as such agreement may be amended, modified, renewed or extended from time to time.

     "Participant" shall have the meaning ascribed to it in Section 11.6(c) hereof.

     "Participation" shall have the meaning ascribed to it in Section 11.6(c) hereof.

     "Payment Date" shall mean the last day of the Interest Period for any Advance.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Permitted Liens" shall mean, as applied to any Person:

     (a) any Lien in favor of the Lenders to secure the Obligations hereunder;

     (b) (i) Liens on real estate for real estate taxes not yet delinquent, (ii) Liens created by lease agreements to secure the payments of rental amounts and other sums not yet due thereunder, (iii) Liens on leasehold interests created by the lessor in favor of any mortgagee of the leased premises, and (iv) Liens for taxes, assessments, governmental charges, levies or claims that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on such Person's books, but only so long as no foreclosure, restraint, sale or similar proceedings have been commenced with respect thereto;

     (c) Liens of carriers, warehousemen, mechanics, laborers and materialmen and other similar Liens incurred in the ordinary course of business for sums not yet due or being contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

     (d) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or similar legislation;

     (e) Easements, right-of-way, restrictions and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person;

     (f) Liens created to secure Indebtedness permitted by Section 7.l(f) hereof which is incurred solely for the purpose of financing the acquisition of such assets and incurred at the time of acquisition, so long as (i) each such Lien shall at all times be confined solely to the asset or assets so acquired (and proceeds thereof), and refinancings thereof and (ii) the amount of Indebtedness related thereto does not result in a violation of Section 7.1(f) hereof;

     (g) Liens in respect of judgments or awards for which appeals or proceedings for review are being prosecuted and in respect of which a stay of execution upon any such appeal or proceeding for review shall have been secured, provided that (i) such Person shall have established adequate reserves for such judgments or awards, (ii) such judgments or awards shall be fully insured and the insurer shall not have denied coverage, or (iii) such judgments or awards shall have been bonded to the satisfaction of the Determining Lenders; and

     (h) Any Liens existing on the Agreement Date which are described on
Schedule 2 hereto, and Liens resulting from the refinancing of the related Indebtedness, provided that the Indebtedness secured thereby shall not be increased and the Liens shall not cover additional assets of the Borrowers or the Subsidiaries.

     "Person" shall mean an individual, corporation, partnership, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Plan" shall mean an employee pension benefit plan as defined in Section 3(2) of ERISA (including a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is maintained for the employees of any Borrower, its Subsidiaries or any member of their Controlled Group.

     "Pledge Agreements" shall mean the Borrower Pledge Agreements, the Subsidiary Pledge Agreements and the Owner Pledge Agreements.

     "Pledged Stock" shall mean, (a) as to any Borrower, the equity interests in such Borrower, including, without limitation, the shares of each class of capital stock of any Borrower that is a corporation and partnership interests (general and limited) in any Borrower that is a partnership and (b) as to any Subsidiary, the equity interests in such Subsidiary, including, without limitation, the shares of each class of capital stock of any Subsidiary that is a corporation and partnership interests (general and limited) in any Subsidiary that is a partnership.

     "Prime Rate" shall mean, at any time, the prime interest rate announced or published by the Administrative Lender from time to time as its reference rate for the determination of interest rates for loans of varying maturities in United States dollars to United States residents of varying degrees of creditworthiness and being quoted at such time by the Administrative Lender as its "prime rate;" it being understood that such rate may not be the lowest rate of interest charged by the Administrative Lender.

     "Prime Rate Advance" shall mean any Advance bearing interest at the Prime Rate Basis.

     "Prime Rate Basis" shall mean, for any day, a per annum interest rate equal to the lesser of (a) the Highest Lawful Rate on such day, or (b) the higher of
(i) the sum of (A) 0.50% plus (B) the Federal Funds Rate plus (C) the Applicable Margin, or (ii) the sum of (A) the Prime Rate on such day plus (B) the Applicable Margin. The Prime Rate Basis shall be adjusted automatically as of the opening of business on the effective date of each change in the Prime Rate or Federal Funds Rate, as the case may be, to account for such change.

     "Pro-Forma Debt Service" shall mean, as of any date of determination, determined in accordance with GAAP for the Borrowers and the Subsidiaries on a combined basis, the sum (without duplication) of all payments of principal, interest, fees and other amounts scheduled to be paid on all Indebtedness during the succeeding four fiscal quarters (assuming for any Indebtedness subject to a floating interest rate, an interest rate equal to the applicable rate in effect on the date of determination).

     "Quarterly Date" shall mean the last Business Day of each September, December, March and June, beginning December, 1994.

     "Radio Affiliate Contracts" shall mean any agreements between any Borrower or Subsidiary and any radio station pursuant to which such radio station agrees to broadcast such Borrower's or such Subsidiary's traffic reports.

     "Refinancing Advance" shall mean any Advance which is used to pay the principal amount (or any portion thereof) of an Advance at the end of its Interest Period and which, after giving effect to such application, does not result in an increase in the aggregate amount of outstanding Advances.

     "Reimbursement Obligation" shall mean, in respect of any Letter of Credit as at any date of determination, the maximum aggregate amount which is then available to be drawn under such Letter of Credit.

     "Release Date" shall mean the date on which the Notes have been paid, all other Obligations due and owing have been paid and performed in full, and the Commitment has been terminated.

     "Reportable Event" shall have the meaning set forth in Title IV of ERISA.

     "Security Agreements" shall mean the Borrower Security Agreements and the Subsidiary Security Agreements.

     "Seller Obligations" shall mean all unconditional obligations to pay a sum certain, of any Borrower or Subsidiary in respect of an Acquisition, whether or not such obligations arise under a non-competition agreement, management agreement, employment contract, earn-out or under any other agreement.

     "Solvent" shall mean, with respect to any Person, that the fair value of the assets of such Person (both at fair valuation and at present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person.

     "Special Counsel" shall mean the law firm of Donohoe, Jameson & Carroll, P.C., or such other legal counsel as the Administrative Lender may select.

     "Specified Percentage" shall mean, as to any Lender, the percentage indicated beside its name on the signature pages hereof, or if applicable, specified in its most recent Assignment Agreement.

     "Subordinated Debt" shall mean any Indebtedness of any Borrower or Subsidiaries which shall have been and continues to be, validly and effectively subordinated to the prior payment of the Obligations on terms and documentation approved in writing by the Determining Lenders.

     "Subsidiary" shall mean (a) any corporation of which 50% or more of the outstanding stock (other than directors' qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class of securities of such corporation to exercise such voting power by reason of the happening of any contingency, is at the time owned by any Borrower, directly or through one or more intermediaries, (b) any other entity which is Controlled or then capable of being Controlled by any Borrower, directly or through one or more intermediaries, and (c) Metro Reciprocal, Inc., a Texas corporation, and Metro Video News, Inc., a Texas corporation.

     "Subsidiary Guaranty" shall mean any Guaranty executed by one or more Subsidiaries, guarantying payment and performance of the Obligations, substantially in the form of Exhibit D hereto, as such agreement may be amended, modified, renewed or extended from time to time.

     "Subsidiary Pledge Agreement" shall mean one or more Pledge Agreements executed by a Subsidiary, granting a first priority Lien on (i) the Pledged Stock owned by such Subsidiary and (ii) each Intercompany Note evidencing intercompany advances made by such Subsidiary, as security for the Obligations, substantially in the form of Exhibit C hereto, as such agreement may be amended, modified, renewed or extended from time to time.

     "Subsidiary Security Agreement" shall mean one or more security agreements, executed by a Subsidiary, granting a first priority Lien on (i) the Accounts and related items of such Subsidiary and (ii) the tangible personal property of such Subsidiary, as security for the Obligations, substantially in the form of Exhibit F hereto, as such agreement may be amended, modified, renewed or extended from time to time.

     "Tax" shall mean all taxes, assessments, imposts, fees, or other charges at any time imposed by any laws or any state, commonwealth, federal, foreign, international or other court or government body, subdivision, agency, department, commission, board, bureau, or instrumentality of a governmental body.

     "Tax Benefits" shall mean, with respect to (a) each shareholder of any Borrower which is a corporation, net operating losses and other Tax benefits available to such shareholder solely as a result of such shareholder's ownership interest in such Borrower, excluding and without giving effect to any Tax benefits otherwise available to such shareholder and (b) each partner of any Borrower which is a partnership, net operating losses and other Tax benefits available to such partner solely as a result of such partner's ownership interest in such Borrower, excluding and without giving effect to any Tax benefits otherwise available to such partner..

     "Termination Event" shall mean, with respect to any Borrower, any Subsidiary, or any Plan, (a) a Reportable Event, (b) the withdrawal from a Plan during a Plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan or appoint a trustee to administer a Plan, (e) the failure to comply with the minimum funding requirements of ERISA with respect to any Plan, or (f) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

     "Total Debt" shall mean, as of any date of determination, determined for the Borrowers and the Subsidiaries on a combined basis, the sum (without duplication and excluding debt evidenced by Intercompany Notes) of (a) all principal and interest owing under the Loan Documents, (b) all debt evidenced by a promissory note or otherwise representing borrowed money, (c) all Capitalized Lease Obligations, (d) all Guaranties, (e) all reimbursement obligations for letters of credit, and (f) all Seller Obligations.

     "Trusts" shall mean, collectively, Michelle Joy Coppola 1994 Trust, Jennifer Beth Saperstein 1994 Trust, Jonathan Alexander Saperstein 1994 Trust, Alexis Daniella Saperstein 1994 Trust and Stephanie Nicole Saperstein 1994 Trust, all trusts organized under the laws of the State of Texas.

     Section 1.2 Amendments and Renewals. Each definition of an agreement in this Article 1 shall include such agreement as amended to date, and as amended or renewed from time to time in accordance with its terms, but only with the prior written consent of the Determining Lenders.

     Section 1.3 Construction. The terms defined in this Article 1 (except as otherwise expressly provided in this Agreement) for all purposes shall have the meanings set forth in Section 1.1 hereof, and the singular shall include the plural, and vice versa, unless otherwise specifically required by the context. All accounting terms used in this Agreement which are not otherwise defined herein shall be construed in accordance with GAAP on a combined basis for the Borrowers and the Subsidiaries, unless otherwise expressly stated herein. For the purpose of calculating the financial ratios set forth in Sections 7.10, 7.11 and 7.12 hereof and the maximum compensation of David Saperstein pursuant to
Section 7.18 hereof, such calculations shall be based solely on cash financial statements without inclusion of any barter transactions.

                                    ARTICLE 2

                                    Advances

     Section 2.1 The Advances. Each Lender severally agrees, upon the terms and subject to the conditions of this Agreement, to make Advances to the Borrowers from time to time in an aggregate amount not to exceed its Specified Percentage of the Commitment less its Specified Percentage of the Reimbursement Obligations then outstanding (assuming compliance with all conditions to drawing) for the purposes set forth in Section 5.9 hereof. Subject to Section 2.9 hereof, Advances may be repaid and then reborrowed. Any Advance shall, at the option of the Borrowers as provided in Section 2.2 hereof (and, in the case of LIBOR Advances, subject to availability and to the provisions of
Article 9 hereof), be made as a Prime Rate Advance or a LIBOR Advance; provided that there shall not be outstanding to any Lender, at any one time, more than six LIBOR Advances. Notwithstanding any provision in any Loan Document to the contrary, in no event shall the principal amount of all outstanding Advances and Reimbursement Obligations exceed the Commitment. On the Maturity Date unless sooner paid as provided herein, the Obligations shall be repaid in full.

     Section 2.2 Manner of Borrowing and Disbursement.

     (a) In the case of Prime Rate Advances, the Notification Agent, through an Authorized Signatory, shall give the Administrative Lender at least one Business Days' irrevocable written notice, or irrevocable telephonic notice followed immediately by written notice (provided, however, that the Notification Agent's failure to confirm any telephonic notice in writing shall not invalidate any notice so given), of the Borrowers' intention to borrow or reborrow a Prime Rate Advance hereunder. Notice shall be given to the Administrative Lender prior to 11:00 a.m., Dallas, Texas time, in order for such Business Day to count toward the minimum number of Business Days required. Such notice of borrowing shall specify the requested funding date, which shall be a Business Day, and the amount of the proposed aggregate Prime Rate Advances to be made by Lenders. Each Prime Rate Advance shall have an Interest Period beginning on the date such Advance is made and ending on the Quarterly Date next following the date the Advance is made; provided that no such Interest Period shall extend past the Maturity Date.

     (b) In the case of (i) LIBOR Advances other than the initial LIBOR Advance, the Notification Agent, through an Authorized Signatory, shall give the Administrative Lender at least three Business Days irrevocable written notice, or irrevocable telephonic notice followed immediately by written notice (provided, however, that the Notification Agent's failure to confirm any telephonic notice in writing shall not invalidate any notice so given), of the Borrowers' intention to borrow or reborrow a LIBOR Advance hereunder and (ii) the initial LIBOR Advance, the Notification Agent, through an Authorized Signatory, shall give the Administrative Lender at least two Business Days' irrevocable written notice, or irrevocable telephonic notice followed immediately by written notice (provided, however, that the Notification Agent's failure to confirm any telephonic notice in writing shall not invalidate any notice so given), of the Borrowers' intention to borrow or reborrow a LIBOR Advance hereunder. Notice shall be given to the Administrative Lender prior to 11:00 a.m., Dallas, Texas time, in order for such Business Day to count toward the minimum number of Business Days required. LIBOR Advances shall in all cases be subject to availability and to Article 9 hereof. For LIBOR Advances, the notice of borrowing shall specify the requested funding date, which shall be a Business Day, the amount of the proposed aggregate LIBOR Advances to be made by Lenders and the Interest Period of the proposed aggregate LIBOR Advances, provided that no such Interest Period shall extend past the Maturity Date or prohibit or impair any Borrower's ability to comply with Section 2.8 hereof.

     (c) Subject to Sections 2.1 and 2.9 hereof, at least three Business Days prior to each Payment Date for a LIBOR Advance, the Notification Agent, through an Authorized Signatory, shall give the Administrative Lender irrevocable written notice, or irrevocable telephonic notice followed immediately by written notice (provided, however, that the Notification Agent's failure to confirm any telephonic notice in writing shall not invalidate any notice so given), specifying whether all or a portion of such LIBOR Advance outstanding on the Payment Date (i) is to be repaid and then reborrowed in whole or in part as a LIBOR Advance, (ii) is to be repaid and then reborrowed in whole or in part as a Prime Rate Advance, or (iii) is to be repaid and not reborrowed; provided, however, notwithstanding anything in this Agreement to the contrary, if on any Payment Date a Default shall exist, such LIBOR Advance may only be reborrowed as a Prime Rate Advance. Upon such Payment Date, such LIBOR Advance shall, subject to the provisions hereof, be so repaid and, as applicable, reborrowed.

     (d) Subject to Sections 2.1 and 2.9 hereof, upon at least one Business Day's irrevocable prior written notice (or three Business Days if the Borrowers wish to reborrow a LIBOR Advance); the Notification Agent, through an Authorized Signatory, or irrevocable telephonic notice followed immediately by written notice (provided, however, that the Notification Agent's failure to confirm any telephonic notice in writing shall not invalidate any notice so given), the Borrowers may repay a Prime Rate Advance on its Payment Date, or prepay a Prime Rate Advance without regard to its Payment Date, and (i) reborrow all or a portion of the principal amount thereof as a Prime Rate Advance, (ii) reborrow all or a portion of the principal amount thereof as one or more LIBOR Advances, or (iii) not reborrow all or any portion of such Prime Rate Advance. Upon such Payment Date or date of repayment, such Prime Rate Advance shall, subject to the provisions hereof, be so repaid and, as applicable, reborrowed.

     (e) The aggregate amount of Prime Rate Advances to be made by the Lenders on any day shall be in a principal amount which is at least $50,000 and which is an integral multiple of $10,000; provided, however, that such amount may equal the unused amount of the Commitment. The aggregate amount of LIBOR Advances having the same Interest Period and to be made by the Lenders on any day shall be in a principal amount which is at least $250,000 and which is an integral multiple of $50,000.

     (f) The Administrative Lender shall promptly notify the Lenders of each notice received from the Notification Agent pursuant to this Section. Failure of the Notification Agent to give any notice in accordance with Sections 2.2(c) and
(d) hereof shall result in a repayment of any such existing Advance on the applicable Payment Date by a Refinancing Advance which is a Prime Rate Advance. Each Lender shall, not later than noon, Dallas, Texas time, on the date of any Advance that is not a Refinancing Advance, deliver to the Administrative Lender, at its address set forth herein, such Lender's Specified Percentage of such Advance in immediately available funds in accordance with the Administrative Lender's instructions. Prior to 2:00 p.m., Dallas, Texas time, on the date of any Advance hereunder, the Administrative Lender shall, subject to satisfaction of the conditions set forth in Article 3, disburse the amounts made available to the Administrative Lender by the Lenders by (i) transferring such amounts by wire transfer pursuant to the Notification Agent's instructions, or (ii) in the absence of such instructions, crediting such amounts to the joint account of the Borrowers maintained with the Administrative Lender. All Advances shall be made by each Lender according to its Specified Percentage.

     Section 2.3 Interest.

     (a) On Prime Rate Advances.

          (i) The Borrowers jointly and severally shall pay interest on the outstanding unpaid principal amount of each Prime Rate Advance, from the date such Advance is made until it is due (whether at maturity, by reason of acceleration, by scheduled reduction, or otherwise) or repaid, at a simple interest rate per annum equal to the Prime Rate Basis as in effect from time to time, provided that interest on Prime Rate Advances shall not exceed the Maximum Amount. If at any time the Prime Rate Basis would exceed the Highest Lawful Rate, interest payable on Prime Rate Advances shall be limited to the Highest Lawful Rate, but the Prime Rate Basis shall not thereafter be reduced below the Highest Lawful Rate until the total amount of interest accrued on such Advances equals the amount of interest that would have accrued if the Prime Rate Basis had been in effect at all times.

          (ii) Interest on each Prime Rate Advance shall be computed on the basis of a year of 365 or 366 days, as applicable, for the number of days actually elapsed, and shall be payable in arrears on each Quarterly Date and on the Maturity Date.

     (b) On LIBOR Advances.

          (i) The Borrowers jointly and severally shall pay interest on the unpaid principal amount of each LIBOR Advance, from the date such Advance is made until it is due (whether at maturity, by reason of acceleration, by scheduled reduction, or otherwise) or repaid, at a rate per annum equal to the LIBOR Basis for such Advance. The Administrative Lender, whose determination shall be conclusive, shall determine the LIBOR Basis on the second Business Day prior to the applicable funding date and shall notify the Notification Agent and the Lenders of such LIBOR Basis.

          (ii) Subject to Section 11.9 hereof, interest on each LIBOR Advance shall be computed on the basis of a 360-day year for the actual number of days elapsed, and shall be payable in arrears on the applicable Payment Date and on the Maturity Date; provided, however, that if the Interest Period for such Advance exceeds three months, interest shall also be due and payable in arrears on each Quarterly Date during such Interest Period.

     (c) Interest if No Notice of Selection of LIBOR Basis or Interest Period. If the Notification Agent fails to give the Administrative Lender timely notice of the Borrowers' selection of a LIBOR Basis for a LIBOR Advance, or if for any reason a determination of a LIBOR Basis for any Advance is not timely concluded due to the fault of the Borrowers or the Notification Agent, the Prime Rate Basis shall apply to the applicable Advance. If the Notification Agent fails to give the Administrative Lender timely notice of the Borrowers' selection of an Interest Period for a LIBOR Advance, a one-month Interest Period shall apply to the applicable Advance.

     (d) Interest After an Event of Default. (i) After an Event of Default (other than an Event of Default specified in Section 8.1 (g) or (h) hereof) and during any continuance thereof, at the option of Determining Lenders, and
(ii) after an Event of Default specified in Section 8.l (g) or (h) hereof and during any continuance thereof, automatically and without any action by the Administrative Lender or any Lender, the Obligations shall bear interest at a rate per annum equal to the Default Rate. Such interest shall be payable on the earlier of demand or the Maturity Date, and shall accrue until the earlier of
(i) waiver or cure (to the satisfaction of the Determining Lenders) of the applicable Event of Default, (ii) agreement by the Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations. The Lenders shall not be required to accelerate the maturity of the Advances, to exercise any other rights or remedies under the Loan Documents, or to give notice to the Borrowers or the Notification Agent of the decision to charge interest at the Default Rate. The Lenders will undertake to notify the Notification Agent, after the effective date, of the decision to charge interest at the Default Rate.

     Section 2.4 Fees.

     (a) Commitment Fee. Subject to Section 11.9 hereof, the Borrowers jointly and severally agree to pay to the Administrative Lender, for the ratable account of the Lenders, a commitment fee equal to 0.375% per annum of the daily average unborrowed balance of the Commitment. Such fees shall be (i) payable in arrears on each Quarterly Date and the Maturity Date, fully earned when due and, subject to Section 11.9 hereof, nonrefundable when paid and (ii) subject to Section 11.9 hereof, computed on the basis of a year of 360 days for the actual number of days elapsed. For purposes of calculating the commitment fee, undrawn portions of Letters of Credit outstanding from time to time will reduce the unused portion of the Commitment.

     (b) Facility Fee. Subject to Section 11.9 hereof, the Borrowers jointly and severally agree to pay directly to each Lender a facility fee in the amount provided for in a facility fee letter between the Borrowers and each Lender. Such fee shall be payable on the Agreement Date, fully earned when due and, subject to Section 11.9 hereof, nonrefundable when paid.

     (c) Administrative Fee. If at any time there shall be more than one Lender party to this Credit Agreement and subject to Section 11.9 hereof, the Borrowers jointly and severally shall pay to the Administrative Lender, for its account and not the account of the Lenders, an administrative fee to be agreed upon by the Borrowers and the Administrative Lender. Such fee shall be payable in arrears on each Quarterly Date and the Maturity Date, fully earned when due and, subject to Section 11.9 hereof, nonrefundable when paid.

     Section 2.5 Prepayment.

     (a) Voluntary Prepayments. The principal amount of any Prime Rate Advance may be prepaid in full or in part at any time, without penalty and without regard to the Payment Date for such Advance, upon one Business Day's (or three Business Days for prepayment of a LIBOR Advance) prior telephonic notice (to be promptly followed by written notice) by the Notification Agent, through an Authorized Signatory, to the Administrative Lender. LIBOR Advances may be voluntarily prepaid only so long as the Borrowers concurrently reimburse the Lenders in accordance with Section 2.9 hereof. Any notice of prepayment shall be irrevocable.

     (b) Mandatory Prepayment. On or before the date of any reduction of the Commitment, the Borrowers jointly and severally shall prepay applicable outstanding Advances in an amount necessary to reduce the sum of outstanding Advances and Reimbursement Obligations to an amount less than or equal to the Commitment as so reduced. The Borrowers jointly and severally shall first prepay all Prime Rate Advances and shall thereafter prepay LIBOR Advances. To the extent that any prepayment requires that a LIBOR Advance be repaid on a date other than the last day of its Interest Period, the Borrowers jointly and severally shall reimburse each Lender in accordance with Section 2.9 hereof.

     (c) Prepayments from Excess Cash Flow. Commencing on September 30, 1995 and on each September 30 thereafter, the Borrowers jointly and severally shall prepay Advances in an aggregate amount equal to 50% of the Excess Cash Flow, if any, for the fiscal year ending on each June 30 immediately preceding each such September 30; provided, however, that no such prepayment shall be required (i) if the Leverage Ratio as of the June 30th date immediately preceding the September 30th date such prepayment is to be made is less than or equal to 1.50 to 1 and (ii) in an amount exceeding the product of (Y) .25 times (Z) the required Commitment reduction pursuant to Section 2.6(c) hereof on the June 30th date immediately preceding the September 30th date such prepayment is to be made.

     (d) Prepayments, Generally. Any prepayment of an Advance shall be accompanied by interest accrued on the principal amount being prepaid. Any voluntary partial prepayment of a Prime Rate Advance shall be in a principal amount which is at least $50,000 and which is an integral multiple of $10,000. Any voluntary partial prepayment of a LIBOR Advance shall be in a principal amount which is at least $100,000 and which is an integral multiple thereof. Following the Commitment Reduction Date, prepayments shall be applied to the mandatory reductions of the Commitment pursuant to Section 2.6(c) hereof in inverse order and such prepayment shall not otherwise reduce the scheduled Commitment reductions required pursuant to Section 2.6(c) hereof.

     Section 2.6 Reduction of Commitment.

     (a) Voluntary Reduction. The Borrowers shall have the right, upon not less than three Business Days' notice (provided no notice shall be required for a termination in whole of the Commitment) by the Notification Agent, through an Authorized Signatory, to the Administrative Lender (if telephonic, to be confirmed by telex or in writing on or before the date of reduction or termination), which shall promptly notify the Lenders, to terminate or reduce the Commitment, in whole or in part. Each partial termination shall be in an aggregate amount which is at least $100,000 and which is an integral multiple of $100,000, and no voluntary reduction in the Commitment shall cause any LIBOR Advance to be repaid prior to the last day of its Interest Period. Notwithstanding anything herein to the contrary, in no event shall the Borrowers have the right to reduce the Commitment to an amount less than the aggregate outstanding Reimbursement Obligations.

     (b) Mandatory Reduction. The Commitment shall be automatically reduced (i) by the amount of any amount prepaid or required to be prepaid pursuant to
Section 2.5(b) or (c) hereof, and (ii) as set forth in Section 2.6(c) hereof. Notwithstanding anything herein to the contrary, in no event shall the Borrowers reduce the Commitment to an amount less than the aggregate outstanding Reimbursement Obligations.

     (c) Scheduled Reductions. On each Quarterly Date, commencing on the Commitment Reduction Date, through the last Business Day of September 1999, the Commitment outstanding on the Commitment Reduction Date shall automatically reduce by an amount equal to the percentage reduction that the Commitment is to reduce on the Quarterly Date pursuant to the table below. Notwithstanding the foregoing, on the Maturity Date, the Commitment shall automatically reduce to zero.


                  Quarterly Date                % Reduction
                  --------------                -----------

                  March 1995                       5.26%
                  June 1995                        5.26%
                  September 1995                   5.26%
                  December 1995                    5.26%
                  March 1996                       5.26%
                  June 1996                        5.26%
                  September 1996                   5.26%
                  December 1996                    5.26%
                  March 1997                       5.26%
                  June 1997                        5.26%
                  September 1997                   5.26%
                  December 1997                    5.26%
                  March 1998                       5.26%
                  June 1998                        5.26%
                  September 1998                   5.26%

                  December 1998                    5.26%
                  March 1999                       5.26%
                  June 1999                        5.26%
                  September 1999                   5.32% and any remaining
                                                   balance such that the
                                                   Commitment shall be zero

     (d) General Requirements. Upon any reduction of the Commitment pursuant to
Section 2.6(b) or 2.6(c), the Borrowers jointly and severally shall immediately make a repayment of applicable Advances in accordance with Section 2.5(b) hereof. The Borrowers jointly and severally shall reimburse each Lender for any loss or out-of-pocket expense incurred by each Lender in connection with any such payment, as set forth in Section 2.9 hereof. The Borrowers shall not have any right to rescind any termination or reduction. Once reduced, the Commitment may not be increased or reinstated.

     Section 2.7 Non-Receipt of Funds by the Administrative Lender. Unless the Administrative Lender shall have been notified by a Lender prior to the date of any proposed Advance (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Advance available to the Administrative Lender, the Administrative Lender may assume that such Lender has made such proceeds available to the Administrative Lender on such date, and the Administrative Lender may in reliance upon such assumption (but shall not be required to) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Lender by such Lender, the Administrative Lender shall be entitled to recover such amount on demand from such Lender (or, if such Lender fails to pay such amount forthwith upon such demand, from the Borrowers) together with interest thereon in respect of each day during the period commencing on the date such amount was available to the Borrowers and ending on (but excluding) the date the Administrative Lender receives such amount from the Lender, with interest thereon at a per annum rate equal to the Federal Funds Rate. No Lender shall be liable for any other Lender's failure to fund an Advance hereunder.

     Section 2.8 Payment of Principal of Advances. The Borrowers jointly and severally agree to pay the principal amount of the Advances to the Administrative Lender for the account of the Lenders as follows:

     (a) End of Interest Period. The principal amount of each Advance hereunder shall be due and payable on its Payment Date, which principal payment may be made by means of a Refinancing Advance.

     (b) Commitment Reduction. On the date of reduction of the Commitment pursuant to Section 2.6 hereof, including the Maturity Date, the aggregate amount of the Advances outstanding on such date of reduction in excess of the Commitment as reduced minus all outstanding Reimbursement Obligations shall be due and payable, which principal payment may not be made by means of Refinancing Advances.

     (c) Maturity Date. The principal amount of the Advances, all accrued interest and fees thereon, and all other Obligations, shall be due and payable in full on the Maturity Date.

     Section 2.9 Reimbursement. Whenever any Lender shall sustain or incur any losses or reasonable out-of-pocket expenses in connection with (a) failure by the Borrowers to borrow any LIBOR Advance after having given notice of their intention to borrow in accordance with Section 2.2 hereof (whether by reason of the Borrowers' election not to proceed or the non-fulfillment of any of the conditions set forth in Article 3 hereof), or (b) any prepayment for any reason of any LIBOR Advance in whole or in part (including a prepayment pursuant to Sections 2.5(c) and 9.3(b) hereof), the Borrowers jointly and severally agree to pay to any such Lender, upon its demand, an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses. Such Lender's good faith determination of the amount of such losses or out-of-pocket expenses, calculated in its usual fashion, absent manifest error, shall be binding and conclusive. Such losses shall include, without limiting the generality of the foregoing, lost profits and reasonable expenses incurred by such Lender in connection with the re-employment of funds prepaid, repaid, converted or not borrowed, converted or paid, as the case may be. Upon request of the Notification Agent, such Lender shall provide a certificate setting forth the amount to be paid to it by the Borrowers hereunder and calculations therefor.

     Section 2.10 Manner of Payment.

     (a) Each payment (including prepayments) by the Borrowers of the principal of or interest on the Advances, fees, and any other amount owed under this Agreement or any other Loan Document shall be made not later than 1:00 p.m. (Dallas, Texas time) on the date specified for payment under this Agreement to the Administrative Lender at the Administrative Lender's office, in lawful money of the United States of America constituting immediately available funds.

     (b) If any payment under this Agreement or any other Loan Document shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, unless such Business Day falls in another calendar month, in which case payment shall be made on the preceding Business Day. Any extension or reduction of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

     (c) The Borrowers jointly and severally agree to pay principal, interest, fees and all other amounts due under the Loan Documents without deduction for set-off or counterclaim or any deduction whatsoever.

     (d) If some but less than all amounts due from the Borrowers are received by the Administrative Lender, the Administrative Lender shall apply such amounts in the following order of priority: (i) to the payment of the Administrative Lender's expenses incurred on behalf of the Lenders then due and payable, if any; (ii) to the payment of all other fees then due and payable; (iii) to the payment of interest then due and payable on the Advances; (iv) to the payment of all other amounts not otherwise referred to in this clause (d) then due and payable under the Loan Documents; and (v) to the payment of principal then due and payable on the Advances.

     Section 2.11 LIBOR Lending Offices. Each Lender's initial LIBOR Lending Office is set forth opposite its name in Schedule I attached hereto. Each Lender shall have the right at any time and from time to time to designate a different office of itself or of any Affiliate as such Lender's LIBOR Lending Office, and to transfer any outstanding LIBOR Advance to such LIBOR Lending Office. No such designation or transfer shall result in any liability on the part of the Borrowers for increased costs or expenses resulting solely from such designation or transfer (except any such transfer which is made by a Lender pursuant to Section 9.2 or 9.3 hereof, or otherwise for the purpose of complying with Applicable Law). Increased costs for expenses resulting from a change in law occurring subsequent to any such designation or transfer shall be deemed not to result solely from such designation or transfer.

     Section 2.12 Sharing of Payments. Any Lender obtaining a payment (whether voluntary or involuntary, due to the exercise of any right of set-off, or otherwise) on account of its Advances in excess of its Specified Percentage of all payments made by the Borrowers with respect to Advances shall purchase from each other Lender such participation in the Advances made by such other Lender as shall be necessary to cause such purchasing Lender to share the excess payment pro rata according to Specified Percentages with each other Lender which is not in default of its obligations hereunder with respect to such Advance; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section, to the fullest extent permitted by law, may exercise all its rights of payment (including the fight of set-off with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

     Section 2.13 Calculation of LIBOR Rate. The provisions of this Agreement relating to calculation of the LIBOR Rate are included only for the purpose of determining the rate of interest or other amounts to be paid hereunder that are based upon such rate, it being understood that each Lender shall be entitled to fund and maintain its funding of all or any part of a LIBOR Advance as it sees fit.

     Section 2.14 Booking Loans. Any Lender may make, carry or transfer Advances at, to or for the account of any of its branch offices or the office of any Affiliate.

     Section 2.15 Taxes.

     (a) Any and all payments by the Borrowers hereunder shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, and withholdings, and all liabilities in respect of the Obligations, excluding, in the case of each Lender and the Administrative Lender, taxes imposed on its overall net income, and franchise taxes imposed on it (including interest and penalties imposed thereon), by the jurisdiction under the laws of which such Lender or the Administrative Lender (as the case may be) is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Lender, (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender or the Administrative Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) the Borrowers jointly and severally shall make such deductions and (z) the Borrowers jointly and severally shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) In addition, the Borrowers jointly and severally agree to pay any and all stamp and documentary taxes and any and all other excise and property taxes, charges and similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

     (c) The Borrowers jointly and severally will indemnify each Lender and the Administrative Lender for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Lender or the Administrative Lender (as the case may be) and all liabilities (including penalties, additions to tax, interest and reasonable expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted, other than penalties, additions to tax, interest and expenses arising as a result of gross negligence on the part of such Lender or the Administrative Lender, provided, however, that the Borrowers shall have no obligation to indemnify such Lender or the Administrative Lender unless (i) such Lender or the Administrative Lender, as applicable, has paid such Taxes or Other Taxes, (ii) notice has been given by such Lender or the Administrative Lender, as applicable, to the Notification Agent, in a time sufficient to afford the Borrowers, in good faith and in the names of and on behalf of such Lender or the Administrative Lender, a reasonable opportunity to contest such payment by such Lender or the Administrative Lender, provided such opportunity to contest exists under Applicable Law, and (iii) until such Lender or the Administrative Lender shall have delivered to the Notification Agent a certificate setting forth in reasonable detail the basis of the Borrowers' obligation to indemnify such Lender or the Administrative Lender pursuant to this Section 2.15. This indemnification shall be made within 45 days from the date such Lender or the Administrative Lender (as the case may be) makes written demand therefor.

     (d) Within 30 days after the date of any payment of Taxes, the Notification Agent will furnish to the Administrative Lender the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment hereunder, the Notification Agent will furnish to the Administrative Lender a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Administrative Lender, in either case stating that such payment is exempt from or not subject to Taxes, provided, however, that such certificate or opinion need only be given if: (i) the Borrowers make any payment from any account located outside the United States, or (ii) the payment is made by a payor that is not a United States Person. For purposes of this Section 2.15 the terms "United States" and "United States Person" shall have the meanings set forth in Section 7701 of the Code.

     (e) Each Lender which is not a United States Person hereby agrees that:

          (i) it shall, no later than the Agreement Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 11.16 after the Agreement Date, the date upon which such Lender becomes a party hereto) deliver to the Notification Agent through the Administrative Lender, with a copy to the Administrative Lender:

          (A) if any lending office is located in the United States of America, two (2) accurate and complete signed originals of Internal Revenue Service Form 4224 or any successor thereto ("Form 4224"),

          (B) if any lending office is located outside the United States of America, two (2) accurate and complete signed originals of Internal Revenue Service Form 1001 or any successor thereto ("Form 1001 ").

     in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such lending office or lending offices under this Agreement free from withholding of United States Federal income tax;

          (ii) if at any time such Lender changes its lending office or lending offices or selects an additional lending office it shall, at the same time or reasonably promptly thereafter but only to the extent the forms previously delivered by it hereunder are no longer effective, deliver to the Notification Agent through the Administrative Lender, with a copy to the Administrative Lender, in replacement for the forms previously delivered by it hereunder:

          (A) if such changed or additional lending office is located in the United States of America, two (2) accurate and complete signed originals of Form 4224; or

          (B) otherwise, two (2) accurate and complete signed originals of Form 1001,

     in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such changed or additional lending office under this Agreement free from withholding of United States Federal income tax;

          (iii) it shall, before or promptly after the occurrence of any event (including the passing of time but excluding any event mentioned in clause
     (ii) above) requiring a change in the most recent Form 4224 or Form 1001 previously delivered by such Lender and if the delivery of the same be lawful, deliver to the Notification Agent through the Administrative Lender with a copy to the Administrative Lender, two (2) accurate and complete original signed copies of Form 4224 or Form 1001 in replacement for the forms previously delivered by such Lender; and

          (iv) it shall, promptly upon the request of the Notification Agent to that effect, deliver to the Notification Agent such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender's tax status for withholding purposes.

     (f) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.15 shall survive the payment in full of principal and interest hereunder.

     (g) Any Lender claiming any additional amounts payable pursuant to this
Section 2.15 shall use its reasonable best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its lending office, if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

     (h) Each Lender (and the Administrative Lender with respect to payments to the Administrative Lender for its own account) agrees that (i) it will take all reasonable actions by all usual means to maintain all exemptions, if any, available to it from United States withholding taxes (whether available by treaty, existing administrative waiver, by virtue of the location of any Lender's lending office) and (ii) otherwise cooperate with the Borrowers to minimize amounts payable by the Borrowers under this Section 2.15; provided, however, the Lenders and the Administrative Lender shall not be obligated by reason of this Section 2.15(h) to contest the payment of any Taxes or Other Taxes or to disclose any information regarding its tax affairs or tax computations or reorder its tax or other affairs or tax or other planning.

     Section 2.16 Letters of Credit.

     (a) The Letter of Credit Facility. The Borrowers, through an Authorized Signatory of the Notification Agent, may request the Issuing Bank, on the terms and conditions hereinafter set forth, to issue, and the Issuing Bank shall, if so requested, issue, letters of credit (the "Letters of Credit") for the account of any Borrower from time to time on any Business Day from the date of the initial Advance until the Maturity Date in an aggregate maximum amount (assuming compliance with all conditions to drawing) not to exceed at any time outstanding the lesser of (i)$2,500,000 (the "Letter of Credit Facility"), and (ii) the sum of (A) the Commitment minus (B) the aggregate principal amount of Advances then outstanding. No Letter of Credit shall have an expiration date (including all rights of renewal) later than the earlier of (i) the Maturity Date or (ii) one year after the date of issuance thereof. The Borrowers shall be jointly and severally liable for all obligations in respect of Letters of Credit. Immediately upon the issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed to have purchased and received from the Issuing Bank, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, each drawing thereunder and the obligations of the Borrowers under this Agreement in respect thereof in an amount equal to the product of (i) such Lender's Specified Percentage of the Commitment times (ii) the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing). Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrowers, through an Authorized Signatory of the Notification Agent, may request the issuance of Letters of Credit under this Section 2.16(a), repay any Advances resulting from drawings thereunder pursuant to Section 2.16(c) and request the issuance of additional Letters of Credit under this Section 2.16(a). During the term of this Agreement, provided that no Default or Event of Default then exists and subject to the appropriate conditions for the issuance of a Letter of Credit set forth in Article 3 hereof, the Issuing Bank shall automatically renew any expiring Letters of Credit for a period of time not to exceed the earlier of (x) the Maturity Date or (y) one year after the date of issuance thereof.

     (b) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 a.m. (Dallas time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Notification Agent, through an Authorized Signatory, to the Issuing Bank, which shall give to the Administrative Lender and each Lender prompt notice thereof by telex, telecopier or cable. Each Letter of Credit shall be issued upon notice given in accordance with the terms of any separate agreement between the Borrowers and the Issuing Bank in form and substance reasonably satisfactory to the Borrowers and the Issuing Bank providing for the issuance of Letters of Credit pursuant to this Agreement and containing terms and conditions not inconsistent with this Agreement (a "Letter of Credit Agreement"), provided that if any such terms and conditions are inconsistent with this Agreement, this Agreement shall control. Each such notice of issuance of a Letter of Credit (a "Notice of Issuance") shall be by telex, telecopier or cable, specifying therein, in the case of a Letter of Credit, the requested (A) date of such issuance (which shall be a Business Day), (B) maximum amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit, (E) form of such Letter of Credit and
(F) such other information as shall be required pursuant to the relevant Letter of Credit Agreement. If the requested terms of such Letter of Credit are acceptable to the Issuing Bank in its reasonable discretion, the Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article 3 hereof, make such Letter of Credit available to the Notification Agent at its office referred to in Section 11.1 or as otherwise agreed with the Borrowers in connection with such issuance.

     (c) Drawing and Reimbursement. The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the

Issuing Bank of an Advance, which shall bear interest at the applicable Prime Rate Basis, in the amount of such draft (but without any requirement for compliance with the conditions set forth in Article 3 hereof). In the event that a drawing under any Letter of Credit is not reimbursed by the Borrowers by 11:00 a.m. (Dallas time) on the first Business Day after such drawing, the Issuing Bank shall promptly notify Administrative Lender and each other Lender. Each such Lender shall, on the first Business Day following such notification, make an Advance, which shall bear interest at the applicable Prime Rate Basis, and shall be used to repay the applicable portion of the Issuing Bank' s Advance with respect to such Letter of Credit, in an amount equal to the amount of its participation in such drawing for application to reimburse the Issuing Bank (but without any requirement for compliance with the applicable conditions set forth in Article 3 hereof) and shall make available to the Administrative Lender for the account of the Issuing Bank, by deposit at the Administrative Lender's office, in same day funds, the amount of such Advance. In the event that any Lender fails to make available to the Administrative Lender for the account of the Issuing Bank the amount of such Advance, the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon at a rate per annum equal to the lesser of (i) the Highest Lawful Rate or (ii) the Federal Funds Rate.

     (d) Increased Costs. If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit or guarantees issued by, or assets held by, or deposits in or for the account of, the Issuing Bank or any Lender or (ii) impose on the Issuing Bank or any Lender any other condition regarding this Agreement or such Lender or any Letter of Credit, and the result of any event referred to in the preceding clause (i) or (ii) shall be, in the reasonable opinion of the Issuing Bank or any Lender, to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit or to any Lender of purchasing any participation therein or making any Advance pursuant to Section 2.16(c), then, upon demand by the Issuing Bank or such Lender upon the Notification Agent, the Borrowers jointly and severally shall, subject to Section 11.9 hereof, pay to the Issuing Bank or such Lender, from time to time as specified by the Issuing Bank or such Lender, additional amounts that shall be sufficient to compensate the Issuing Bank or such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Notification Agent by the Issuing Bank or such Lender, shall include in reasonable detail the basis for the demand for additional compensation and shall be conclusive and binding for all purposes, absent demonstrable error. The obligations of the Borrowers under this Section 2.16(d) shall survive termination of this Agreement. The Issuing Bank or any Lender claiming any additional compensation under this Section 2.16(d) shall use reasonable efforts (consistent with legal and regulatory restrictions) to reduce or eliminate any such additional compensation which may thereafter accrue and which efforts would not, in the sole discretion of the Issuing Bank or such Lender, be otherwise disadvantageous.

     (e) Obligations Absolute. The obligations of the Borrowers under this Agreement with respect to any Letter of Credit, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit or any Advance pursuant to Section 2.16(c) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this

Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

          (i) any lack of validity or enforceability of this Agreement, any other Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (collectively, the "L/C Related Documents");

          (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrowers in respect of the Letters of Credit or any Advance pursuant to Section 2.16(c) or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

          (iii) the existence of any claim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Related Documents or any unrelated transaction;

          (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, except to the extent that any payment by the Issuing Bank against any such statement or other document shall be as a result of the Issuing Bank's gross negligence or willful misconduct;

          (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of the Letter of Credit, except for any payment made upon the Issuing Bank's gross negligence or willful misconduct;

          (vi) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any Subsidiary Guaranty or any other guarantee, for all or any of the Obligations of the Borrowers in respect of the Letters of Credit or any Advance pursuant to Section 2.16(c); or

          (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or a guarantor, other than the Issuing Bank's gross negligence or wilful misconduct.

     (f) Compensation for Letters of Credit.

          (i) Credit Fees. Subject to Section 11.9 hereof, the Borrowers jointly and severally shall pay to the Administrative Lender for the account of each Lender a credit fee (which shall be payable quarterly in arrears on each Quarterly Date and on the Maturity Date) on the average daily amount available for drawing under all outstanding Letters of Credit (computed, subject to Section 11.9 hereof, on the basis of a 360-day year for the actual number of days elapsed) at the following per annum percentages, applicable in the following situations:

                             Applicability                            Percentage
                             -------------                            ----------

     (A)  If the Leverage Ratio is not less than 2.0 to 1               1.850%

     (B)  If the Leverage Ratio is less than 2.0 to 1 but is not        1.750%
          less than 1.5 to 1

     (C)  If the Leverage Ratio is less than 1.5 to 1 but is not        1.500%
          less than 1.0 to 1

     (D)  If the Leverage Ratio is less than 1.0 to 1                   1.250%

          (ii) Adjustment of Credit Fee. The credit fee payable in respect of the Letters of Credit shall be subject to reduction or increase, as applicable and as set forth in the table in (i) above, on a quarterly basis according to the performance of the Borrowers as tested by the Leverage Ratio. Except as set forth in the last sentence hereof, any such increase or reduction in such fee shall be effective on the third Business Day following the date of receipt of the applicable financial statements required to be delivered pursuant to Section 6.l(b) or 6.2(b) hereof. If financial statements of the Borrowers setting forth the Leverage Ratio are not received by the Administrative Lender by the date required pursuant to
     Section 6.1(b) or 6.2(a) hereof, as applicable, the fee payable in respect of the Letters of Credit shall be determined as if the Leverage Ratio exceeds 2.0 to 1 until such time as such financial statements are received. For the last fiscal quarter of any fiscal year of the Borrowers, the Borrowers may provide their unaudited financial statements, subject only to year-end adjustments, for the purpose of adjusting the Letter of Credit fee.

          (iii) Issuance Fee. Subject to Section 11.9 hereof, the Borrowers jointly and severally shall pay to the Administrative Lender, for the sole account of the Issuing Bank, an issuance fee of $500 on the date of issuance of each Letter of Credit.

     (g) L/C Cash Collateral Account.

          (i) Upon the occurrence of an Event of Default and demand by the Administrative Lender pursuant to Section 8.2(c), the Borrowers jointly and severally will promptly pay to the Administrative Lender in immediately available funds an amount equal to 100% of the maximum amount then available to be drawn under the Letters of Credit then outstanding. Any amounts so received by the Administrative Lender shall be deposited by the Administrative Lender in a deposit account maintained by the Issuing Bank (the "L/C Cash Collateral Account").

          (ii) As security for the payment of all Reimbursement Obligations and for any other Obligations, the Borrowers hereby grant, convey, assign, pledge, set over and transfer to the Administrative Lender (for the benefit of the Issuing Bank and Lenders), and creates in the Administrative Lender's favor (for the benefit of the Issuing Bank and Lenders) a Lien in, all money, instruments and securities at any time held in or acquired in connection with the L/C Cash Collateral Account, together with all proceeds thereof. The L/C Cash Collateral Account shall be under the sole dominion and control of the Administrative Lender and the Borrowers shall have no right to withdraw or to cause the Administrative Lender to withdraw any funds deposited in the L/C Cash Collateral Account except as otherwise provided in Section 2.16(g)(iii). At any time and from time to time, upon the Administrative Lender's request delivered to the Notification Agent, the Borrowers promptly shall execute and deliver any and all such further instruments and documents, including UCC financing statements, as may be necessary, appropriate or desirable in the Administrative Lender's judgment to obtain the full benefits (including perfection and priority) of the security interest created or intended to be created by this paragraph
     (ii) and of the rights and powers herein granted. The Borrowers shall not create or suffer to exist any Lien on any amounts or investments held in the L/C Cash Collateral Account other than the Lien granted under this paragraph (ii) and Liens arising by operation of Applicable Law and not by contract which secure amounts not yet due and payable.

          (iii) The Administrative Lender shall (A) apply any funds in the L/C Cash Collateral Account on account of Reimbursement Obligations when the same become due and payable if and to the extent that the Borrowers shall fail directly to pay such Reimbursement Obligations, (B) after the Maturity Date, apply any proceeds remaining in the L/C Cash Collateral Account first to pay any unpaid Obligations then outstanding hereunder and then to refund any remaining amount to the Borrowers, and (C) provided no Default or Event of Default shall be in existence, return any funds in the L/C Cash Collateral Account to the Borrowers.

          (iv) The Borrowers, no more than once in any calendar month, may, through an Authorized Signatory of the Notification Agent, direct the Administrative Lender to invest the funds held in the L/C Cash Collateral Account (so long as the aggregate amount of such funds exceeds any relevant minimum investment requirement) in (A) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof and (B) one or more other types of investments permitted by the Determining Lenders, in each case with such maturities as the Borrowers, with the consent of the Determining Lenders, may specify, pending application of such funds on account of Reimbursement Obligations or on account of other Obligations, as the case may be. In the absence of any such direction from the Borrowers through an Authorized Signatory of the Notification Agent, the Administrative

     Lender shall invest the funds held in the L/C Cash Collateral Account (so long as the aggregate amount of such funds exceeds any relevant minimum investment requirement) in one or more types of investments with the consent of the Determining Lenders with such maturities as the Borrowers, with the consent of the Determining Lenders and through an Authorized Signatory of the Notification Agent, may specify, pending application of such funds on account of Reimbursement Obligations or on account of other Obligations, as the case may be. All such investments shall be made in the Administrative Lender's name for the account of the Lenders. The Borrowers recognize that any losses or taxes with respect to such investments shall be borne solely by the Borrowers, and the Borrowers jointly and severally agree to hold the Administrative Lender and the Lenders harmless from any and all such losses and taxes. Administrative Lender may liquidate any investment held in the L/C Cash Collateral Account in order to apply the proceeds of such investment on account of the Reimbursement Obligations (or on account of any other Obligation then due and payable, as the case may
     be) without regard to whether such investment has matured and without liability for any penalty or other fee incurred (with respect to which the Borrowers hereby agree to jointly and severally reimburse the Administrative Lender) as a result of such application.

          (v) The Borrowers jointly and severally shall pay to the Administrative Lender the fees customarily charged by the Issuing Bank with respect to the maintenance of accounts similar to the L/C Cash Collateral Account in an amount not to exceed $1,000 in aggregate per calendar year.

                                    ARTICLE 3

                              Conditions Precedent

     Section 3.1 Conditions Precedent to Closing and the Initial Advance to, and Letters of Credit on behalf of, Metro. The obligation of each Lender to sign this Agreement and to make the initial Advance to Metro, and the obligation of the Issuing Bank to issue the initial Letter of Credit on behalf of Metro, is subject to receipt by the Administrative Lender of each of the following, in form and substance satisfactory to the Administrative Lender, with a copy (except for the Notes) for each Lender:

     (a) a loan certificate of Metro certifying as to the incumbency of each Authorized Signatory, and including (i) a copy of the Articles of Incorporation of Metro, certified to be true, complete and correct by the secretary of state of its state of incorporation, (ii) a copy of the By-Laws of Metro, as in effect on the Agreement Date, (iii) a copy of the resolutions of Metro authorizing it to execute, deliver and perform this Agreement, the Notes, and the other Loan Documents to which it is a party, and (iv) a copy of a certificate of good standing and a certificate of existence, as applicable, for its state of incorporation and a certificate of authority to do business for each state in which it is qualified to do business;

     (b) for each Subsidiary, a certificate of an officer acceptable to the Lenders of each such Subsidiary, certifying as to the incumbency of the officers signing the Loan Documents to which it is a party, and including (i) a copy of its Articles of Incorporation, certified as true, complete and correct by the secretary of state of its state of incorporation, (ii) a copy of its By-Laws, as in effect on the Agreement Date, (iii) a copy of the resolutions authorizing it to execute, deliver and perform the Loan Documents to which it is a party, and
(iv) a copy of a certificate of good standing and a certificate of existence, as applicable, for its state of incorporation and certificate of authority to do business in each state in which it is qualified to do business;

     (c) duly executed Notes, payable to the order of each Lender and in an amount for each Lender equal to its Specified Percentage of the Commitment;

     (d) an Owner Pledge Agreement, duly executed and completed by David Saperstein and acknowledged and consented to by David Saperstein's spouse, dated as of the Agreement Date, granting the Lenders a first priority Lien and security interest in the Pledged Stock owned by David Saperstein;

     (e) a Borrower Pledge Agreement, duly executed and completed by Metro, dated as of the Agreement Date, granting the Lenders a first priority Lien and security interest in (i) the Pledged Stock owned directly by Metro and (ii) Intercompany Notes evidencing intercompany advances made, or to be made, by Metro to Subsidiaries;

     (f) duly executed and completed Subsidiary Pledge Agreements, dated as of the Agreement Date, granting the Lenders a first priority Lien and security interest in the (i) Pledged Stock owned directly by each Subsidiary, and (ii) Intercompany Notes evidencing intercompany advances made, or to be made, each Subsidiary to other Subsidiaries;

     (g) a duly executed and completed Borrower Security Agreement, dated as of the Agreement Date, granting the Lenders a first priority Lien and security interest in (i) the Accounts of Metro and (ii) the tangible personal property of Metro;

     (h) a duly executed and completed Subsidiary Security Agreement, dated as of the Agreement Date, granting the Lenders a first priority Lien and security interest in (i) the Accounts of each Subsidiary and (ii) the tangible personal property of each Subsidiary;

     (i) the Pledged Stock, together with stock powers duly executed in blank;

     (j) the Intercompany Notes, duly endorsed;

     (k) a duly executed and completed Subsidiary Guaranty, dated as of the Agreement Date executed by each Subsidiary;

     (l) copies of insurance binders or certificates covering the assets of the Borrowers and the Subsidiaries, and meeting the requirements of Section 5.5 hereof;

     (m) reimbursement for Administrative Lender for Special Counsel's reasonable fees and expenses rendered through the date hereof;

     (n) evidence that all corporate proceedings of the Borrowers and the Subsidiaries taken in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Lenders and Special Counsel; and the Lenders shall have received copies of all documents or other evidence which the Administrative Lender, Special Counsel or any Lender may reasonably request in connection with such transactions;

     (o) copies of the following combined and combining financial statements for Metro and its Subsidiaries, as of and for the period ended June 30, 1994: (i) combined and combining balance sheets as of the end of such period, and (ii) combined and combining statements of income and changes in cash for such period; which financial statements shall set forth in comparative form figures for the corresponding periods in the previous fiscal year, all in reasonable detail and certified by an Authorized Signatory to the best of his knowledge to be complete and correct and prepared in accordance with GAAP (other than footnotes thereto), subject to year-end adjustment;

     (p) the facility fee for the account of each Lender as required pursuant to
Section 2.4(b) hereof;

     (q) all Indebtedness owing by Metro under the Existing Loan Agreement shall have been paid in full;

     (r) opinions of counsel to the Borrower and the Subsidiaries addressed to the Lenders and in form and substance reasonably satisfactory to the Lenders, dated the Agreement date; and

     (s) in form and substance satisfactory to the Lenders and Special Counsel, such other documents, instruments and certificates as the Administrative Lender may reasonably require in connection with the transactions contemplated hereby, including without limitation the status, organization or authority of the Borrowers or any Subsidiary, and the enforceability of and security for the Obligation.

     Section 3.2 Conditions Precedent to the Initial Advance to, and Letters of Credit on behalf of, MNLP. The obligation of each Lender to make the initial Advance to MNLP, and the obligation of the Issuing Bank to issue the initial Letter of Credit on behalf of MNLP, is subject to receipt by the Administrative Lender of each of the following, in form and substance satisfactory to the Administrative Lender, with a copy (except for the Notes) for each Lender:

     (a) a general partner's certificate executed by the general partner of MNLP
(i) certifying as to the general partner of the partnership, (ii) certifying as to the name of the partnership, (iii) including a copy of the Partnership Agreement, certified to be true, complete and correct, and in full force and effect, without amendment except as shown, and (iv) a copy of the certificate of limited partnership of the partnership, certified to be true and correct;

     (b) a certificate of an officer acceptable to the Lenders of Metro, certifying as to the incumbency of the officers signing Loan Documents on behalf of Metro, as the general partner of MNLP, and including a copy of the resolutions authorizing it to execute, deliver and perform the Loan Documents to which MNLP is a party;

     (c) a copy of the resolutions authorizing Metro to execute, deliver and perform the Owner Pledge Agreement;

     (d) a Trustee's certificate executed by the Trustees of each Trust (i) certifying as the numbers of the Trustees and (ii) including a copy of the Trust Agreement, certified to be true, complete and correct, and in full force and effect, without amendment except as shown;

     (e) [Intentionally Omitted];

     (f) duly executed Notes, payable to the order of each Lender and in an amount for each Lender equal to its Specified Percentage of the Commitment;

     (g) an Owner Pledge Agreement, duly executed and completed by David Saperstein and acknowledged and consented to by David Saperstein's spouse, dated as of the Agreement Date, granting the Lenders a first priority Lien and security interest in the Pledged Stock owned by David Saperstein;

     (h) an Owner Pledge Agreement, duly executed and completed by Metro, dated as of the Agreement Date, granting the Lenders a first priority Lien and security interest in the Pledged Stock owned directly by Metro;

     (i) Owner Pledge Agreements, duly executed and delivered by the Trusts, dated as of the Agreement Date, granting the Lenders a first priority Lien and security interest in the Pledged Stock owned by the Trusts;

     (j) a Borrower Pledge Agreement, duly executed and completed by MNLP, dated as of the Agreement Date, granting the Lenders a first priority Lien and security interest in the Pledged Stock owned directly by MNLP;

     (k) a duly executed and completed Borrower Security Agreement, dated as of the Agreement Date, granting the Lenders a first priority Lien and security interest in (i) the Accounts of MNLP and (ii) the tangible personal property of MNLP;

     (l) the Pledged Stock, together with stock powers duly executed in blank;

     (m) the Intercompany Notes, duly endorsed;

     (n) copies of insurance binders or certificates covering the assets of the Borrowers MNLP, and meeting the requirements of Section 5.5 hereof;

     (o) opinions of counsel to the Borrower and the Subsidiaries addressed to the Lenders and in form and substance reasonably satisfactory to the Lenders, dated the Agreement date; and

     (p) in form and substance satisfactory to the Lenders and Special Counsel, such other documents, instruments and certificates as the Administrative Lender may reasonably require in connection with the transactions contemplated hereby, including without limitation the status, organization or authority of the MNLP, and the enforceability of and security for the Obligation.

     Section 3.3 Conditions Precedent to the Initial Advance to, and Letters of Credit on behalf of, Additional Borrowers. The obligation of each Lender to make the initial Advance to, and the obligation of the Issuing Bank to issue the initial Letter of Credit on behalf of, additional Borrowers becoming party to this Agreement is subject to receipt by the Administrative Lender of each of the following, in form and substance satisfactory to the Administrative Lender, with a copy (except for the Notes) for each Lender:

     (a) to the extent such Borrower is a corporation, a loan certificate of such Borrower certifying as to the incumbency of officers signing the Loan Documents to which it is a party, and including (i) a copy of its Articles of Incorporation, certified to be true, complete and correct by the secretary of state of its state of incorporation, (ii) a copy of its By-Laws, as in effect on the Agreement Date, (iii) a copy of its resolutions authorizing it to execute, deliver and perform this Agreement, the Notes, and the other Loan Documents to which it is a party, and (iv) a copy of a certificate of good standing and a certificate of existence, as applicable, for its state of incorporation and a certificate of authority to do business for each state in which it is qualified to do business;

     (b) to the extent such Borrower is a partnership (general or limited), a partner's consent to borrowing executed by each of its general and/or limited partners (i) certifying as to the general and/or limited partners of the partnership, (ii) certifying as to the name of the partnership, (iii) if applicable, consenting to actions by the general partner on behalf of the Partnership, (iv) consenting to the borrowings under this Agreement, (v) including a copy of the Partnership Agreement, certified to be true, complete and correct, and in full force and effect, without amendment except as shown, and (vi) if applicable a copy of the certificate of limited partnership of the partnership, certified to be true and correct;

     (c) if a Subsidiary of such Borrower is a corporation, a certificate of an officer acceptable to the Lenders of each Subsidiary of such Borrower certifying as to the incumbency of the officers signing the Loan Documents to which it is a party, and including (i) a copy of its Articles of Incorporation, certified as true, complete and correct by the secretary of state of its state of incorporation, (ii) a copy of its By-Laws, as in effect on the Agreement Date, (iii) a copy of the resolutions authorizing it to execute, deliver and perform the Loan Documents to which it is a party, and
(iv) a copy of a certificate of good standing and a certificate of existence, as applicable, for its state of incorporation and certificate of authority to do business in each state in which it is qualified to do business;

     (d) to the extent any Subsidiary of such Borrower is a partnership (general or limited) a partner's consent to borrowing executed by each of its general and/or limited partners (i) certifying as to the general and/or limited partners of the partnership, (ii) certifying as to the name of the partnership, (iii) if applicable, consenting to actions by the general partner on behalf of the Partnership, (iv) consenting to the borrowings under this Agreement, (v) including a copy of the Partnership Agreement, certified to be true, complete and correct, and in full force and effect, without amendment except as shown, and (vi) if applicable a copy of the certificate of limited partnership of the partnership, certified to be true and correct;

     (e) duly executed Notes, payable to the order of each Lender and in an amount for each Lender equal to its Specified Percentage of the Commitment;

     (f) an Owner Pledge Agreement, duly executed and completed by each equity interest owner of such Borrower granting the Lenders a first priority Lien and security interest in the Pledged Stock owned by each such equity interest owner;

     (g) a duly executed and completed Borrower Pledge Agreement granting the Lenders a first priority Lien and security interest in (i) the Pledged Stock owned directly by such Borrower and (ii) Intercompany Notes evidencing intercompany advances made, or to be made, by such Borrower to Subsidiaries;

     (h) duly executed and completed Subsidiary Pledge Agreements granting the Lenders a first priority Lien and security interest in the (i) Pledged Stock owned directly by each Subsidiary, and (ii) Intercompany Notes evidencing intercompany advances made, or to be made, by each Subsidiary of such Borrower to other Subsidiaries;

     (i) a duly executed and completed Borrower Security Agreement granting the Lenders a first priority Lien and security interest in (i) the Accounts of such Borrower and (ii) the tangible personal property of such Borrower;

     (j) a duly executed and completed Subsidiary Security Agreement granting the Lenders a first priority Lien and security interest in (i) the Accounts of each Subsidiary of such Borrower and (ii) the tangible personal property of each Subsidiary of such Borrower;

     (k) the Pledged Stock, together with stock powers duly executed in blank;

     (l) the Intercompany Notes, duly endorsed;

     (m) a duly executed and completed Subsidiary Guaranty executed by each Subsidiary of such Borrower;

     (n) copies of insurance binders or certificates covering the assets of such Borrower and its Subsidiaries, and meeting the requirements of Section 5.5 hereof;

     (o) evidence that all corporate and partnership proceedings of such Borrowers and its Subsidiaries taken in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Lenders and Special Counsel; and the Lenders shall have received copies of all documents or other evidence which the Administrative Lender, Special Counsel or any Lender may reasonably request in connection with such transactions;

     (p) if available copies of the following combined and combining financial statements for such Borrower and its Subsidiaries, as of and for the most recently ended fiscal quarter and fiscal year of such Borrower: (i) combined and combining balance sheets as of the end of such period, and (ii) combined and combining statements of income and changes in cash for such period; which financial statements shall set forth in comparative form figures for the corresponding periods in the previous fiscal year, all in reasonable detail and certified by the president, vice president, treasurer or chief financial officer of such Borrower to the best of his knowledge to be complete and correct and prepared in accordance with GAAP (other than footnotes thereto), subject to year-end adjustment;

     (q) all prior Indebtedness of such Borrower shall have been paid in full;

     (r) opinions of counsel to the Borrower and the Subsidiaries addressed to the Lenders and in form and substance reasonably satisfactory to the Lenders, dated the Agreement date; and

     (s) in form and substance satisfactory to the Lenders and Special Counsel, such other documents, instruments and certificates as the Administrative Lender may reasonably require in connection with the transactions contemplated hereby, including without limitation the status, organization or authority of such Borrower or any of its Subsidiaries, and the enforceability of and security for the Obligation.

     Section 3.4 Conditions Precedent to All Advances. The obligation of each Lender to make each Advance (including the initial Advance) and the obligation of the Issuing Bank to issue each Letter of Credit (including the initial Letter of Credit) hereunder is subject to fulfillment of the following conditions immediately prior to or contemporaneously with each such Advance or issuance:

     (a) With respect to Advances (other than Refinancing Advances) and each issuance of a Letter of Credit, all of the representations and warranties of the Borrowers under this Agreement, which, pursuant to Section 4.2 hereof, are made at and as of the time of such

Advance or issuance, shall be true and correct at such time in all material respects, both before and after giving effect to the application of the proceeds of the Advance or issuance;

     (b) The incumbency of the Authorized Signatories and other officers shall be as stated in the certificates of incumbency delivered in the certificates pursuant to Sections 3.1(a) and (b), 3.2(a) and (b) and 3.3(a), (b) and (c) hereof or as subsequently modified and reflected in certificates of incumbency delivered to the Administrative Lender. The Lenders may, without waiving this condition, consider it fulfilled and a representation by the Borrowers made to such effect if no written notice to the contrary, dated on or before the date of such Advance or issuance, is received by the Administrative Lender from the Notification Agent prior to the making of such Advance or issuance;

     (c) There shall not exist a Default hereunder, with respect to Advances (other than Refinancing Advances) and with respect to issuance of each Letter of Credit, or an Event of Default, with respect to any Refinancing Advance;

     (d) The aggregate Advances and amount available for draws under Letters of Credit, after giving effect to such proposed Advance or Letter of Credit, shall not exceed the maximum principal amount then permitted to be outstanding hereunder; and

     (e) The Administrative Lender shall have received all such other certificates, reports, statements or other documents as the Administrative Lender may reasonably request.

     Each request by the Notification Agent to the Administrative Lender or the Issuing Bank, as appropriate, for an Advance or the issuance of a Letter of Credit shall constitute a representation and warranty by the Borrowers as of the date of the making of such Advance or the issuance of such Letter of Credit that all the conditions contained in this Section 3.4 have been satisfied.

                                    ARTICLE 4

                         Representations and Warranties

     Section 4.1 Representations and Warranties. Each Borrower hereby represents and warrants to each Lender as follows:

     (a) Organization; Power; Qualification. As of the Agreement Date, the respective jurisdictions of incorporation and percentage ownership by each Borrower and each Subsidiary listed on Schedule 6 are true and correct. Each Borrower and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of organization. Each Borrower and Subsidiary has the corporate power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted. Each Borrower and Subsidiary is duly qualified, in good standing and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

     (b) Authorization. Each Borrower has the corporate or partnership power, as applicable, and has taken all necessary corporate or partnership action, as applicable, to authorize it to borrow hereunder. Each Borrower and Subsidiary has the corporate or partnership power, as applicable, and has taken all necessary corporate or partnership action, as applicable, to execute, deliver and perform the Loan Documents to which it is party in accordance with the terms thereof, and to consummate the transactions contemplated thereby. Each Loan Document has been duly executed and delivered by the Borrower or the Subsidiary executing it. Each of the Loan Documents to which any Borrower or Subsidiary is party is a legal, valid and binding respective obligation of such Borrower or Subsidiary, as applicable, enforceable in accordance with its terms, subject, to enforcement of remedies, to the following qualifications: (i) equitable principles generally, and (ii) bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors' rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of such Borrower or Subsidiary).

     (c) Compliance with Other Loan Documents and Contemplated Transactions. The execution, delivery and performance by each Borrower and Subsidiary of the other Loan Documents to which they are respectively a party, and the consummation of the transactions contemplated thereby, do not and will not (i) require any consent or approval not already obtained, (ii) violate any Applicable Law, (iii) conflict with, result in a breach of, or constitute a default under the articles of incorporation, by-laws or partnership agreement as applicable, of such Borrower or Subsidiary, or under any Necessary Authorization, indenture, agreement or other instrument, to which such Borrower or Subsidiary is a party or by which they or their respective properties may be bound, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Borrower or Subsidiary, except Permitted Liens.

     (d) Business. Each Borrower and Subsidiary is engaged solely in the Borrowers' Business.

     (e) Licenses, etc. All Necessary Authorizations have been duly authorized and obtained, and are in full force and effect. Each Borrower and Subsidiary is and will continue to be in compliance in all material respects with all provisions thereof. No Necessary Authorization is the subject of any pending or, to the best of each Borrower's knowledge, threatened challenge or revocation.

     (f) Compliance with Law. Each Borrower and Subsidiary is in compliance with all Applicable Laws, the violation of which could reasonably be expected to have a Material Adverse Effect. Each Borrower and Subsidiary has duly and timely filed all reports, statements and filings that are required to be filed by any of them with any Governmental Authority, and are in all material respects in compliance therewith, including without limitation the rules and regulations of any Governmental Authority relating to their business. Each Borrower and Subsidiary has obtained all appropriate approvals and consents of, and has made all filings with, the Governmental Authorities in connection with the acquisition and ownership of each of their respective assets and the operation of their business where the failure to obtain such consents and approvals could have a Material Adverse Effect.

     (g) Title to Properties. Each Borrower and Subsidiary has good and indefeasible title to, or a valid leasehold interest in, all of their material assets. None of their assets are subject to any Liens, except Permitted Liens. No financing statement or other Lien filing (except relating to Permitted Liens) is on file in any state or jurisdiction that names any Borrower or Subsidiary as debtor or covers (or purports to cover) any assets of any Borrower or Subsidiary. Each Borrower and Subsidiary has not signed any such financing statement or filing, nor any security agreement authorizing any Person to file any such financing statement or filing.

     (h) Litigation. Except as reflected on Schedule 3 hereto, there is no action, suit or proceeding pending against, or, to the best of each Borrower's knowledge, threatened against such Borrower or any Subsidiary, or in any other manner relating directly and materially adversely to such Borrower, any Subsidiary, or any of their material properties, in any court or before any arbitrator of any kind or before or by any governmental body the result of which could reasonably be expected to require the payment of money by such Borrower or any Subsidiary in an amount of $250,000 or more in any one such action, suit or proceeding or $500,000 or more in the aggregate for all such actions, suits or proceedings.

     (i) Taxes. Except for where extensions have been duly filed and obtained, all federal, state and other tax returns of each Borrower and Subsidiary required by law to be filed have been duly filed and all federal, state and other taxes, assessments and other governmental charges or levies upon each Borrower, Subsidiary or any of their properties, income, profits and assets, which are due and payable, have been paid (other than federal income taxes for Metro's fiscal year ending on June 30, 1994), unless the same are being diligently contested in good faith by appropriate proceedings, with adequate reserves established therefor, and no Lien (other than a Permitted Lien) has attached and no foreclosure, distraint, sale or similar proceedings have been commenced. The charges, accruals and reserves on the books of each Borrower and Subsidiary in respect of their taxes are, in the judgment of such Borrower, adequate.

     (j) Financial Statements; Material Liabilities. Metro has furnished or caused to be furnished to the Lenders copies of its June 30, 1994, financial statements, which are prepared in good faith and complete in all material respects and present fairly in accordance with GAAP the financial position of Metro and its Subsidiaries as at such dates and the results of operations for the periods then ended, subject to normal year-end adjustments. No Borrower nor any Subsidiary has any material liabilities, contingent or otherwise, or material losses, except as disclosed in writing to the Lenders prior to the Agreement Date.

     (k) No Adverse Change. Since June 30, 1994, no event or circumstances has occurred or arisen that could have a Material Adverse Effect.

     (l) ERISA. No Borrower or its Controlled Group maintains or contributes to any Plan other than those disclosed to the Administrative Lender in writing. Each such Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and any other applicable Federal or state law, rule or regulation. With respect to each Plan of each Borrower and each member of its Controlled Group (other than a Multiemployer Plan), all reports required under ERISA or any other Applicable Law to be filed with any governmental authority, the failure of which to file could reasonably result in liability of such Borrower or any member of its Controlled Group in excess of $100,000, have been duly filed. All such reports are true and correct in all material respects as of the date given. No such Plan of any Borrower or any member of its Controlled Group has been terminated nor has any accumulated funding deficiency (as defined in Section 412(a) of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested. No Borrower or any member of its Controlled Group has failed to make any contribution or pay any amount due or owing as required by Section 412 of the Code or Section 302 of ERISA or the terms of any such Plan prior to the due date under Section 412 of the Code and Section 302 of ERISA. There has been no ERISA Event or any event requiring disclosure under Section 4041 (c)(3)(C), 4068(f), 4063(a) or 4043(b) of ERISA with respect to any Plan or trust of any Borrower or any member of its Controlled Group since the effective date of ERISA. The value of the assets of each Plan (other than a Multiemployer Plan) of each Borrower and each member of its Controlled Group equaled or exceeded the present value of the benefit liabilities, as defined in Title IV of ERISA, of each such Plan as of the most recent valuation date using Plan actuarial assumptions at such date. There are no pending or, to the best of any Borrower's knowledge, threatened claims, lawsuits or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and no Borrower or any member of its Controlled Group has knowledge of any threatened litigation or claims against,
(i) the assets of any Plan or trust or against any fiduciary of a Plan with respect to the operation of such Plan, or (ii) the assets of any employee welfare benefit plan within the meaning of Section 3(1) or ERISA, or against any fiduciary thereof with respect to the operation of any such plan. No Borrower or any member of its Controlled Group has engaged in any prohibited transactions, within the meaning of Section 406 of ERISA or Section 4975 of the Code, in connection with any Plan. No Borrower or any member of its Controlled Group has withdrawn from any Multiemployer Plan, nor has incurred or reasonably expects to incur (A) any liability under Title IV of ERISA (other than premiums due under Section 4007 of ERISA to the PBGC), (B) any withdrawal liability (and no event has occurred which with the giving of notice under Section 4219 of ERISA would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from a Multiemployer Plan, or (C) any liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. No Borrower, any member of its Controlled Group, or any organization to which any Borrower or any member of its Controlled Group is a successor or parent corporation within the meaning of ERISA Section 4069(b), has engaged in a transaction within the meaning of ERISA Section 4069. No Borrower or any member of its Controlled Group maintains or has established any welfare benefit plan within the meaning of
Section 3(1) of ERISA which provides for continuing benefits or coverage for any participant or any beneficiary of any participant after such participant's termination of employment except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the regulations thereunder, and at the expense of the participant or the beneficiary of the participant, or retiree medical liabilities. Each Borrower and its Controlled Group which maintains a welfare benefit plan within the meaning of Section 3(1) of ERISA has complied in all material respects with any applicable notice and continuation requirements of COBRA and the regulations thereunder.

     (m) Compliance with Regulations G, T, U and X. No Borrower is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, and no part of the proceeds of the Advances or the Letters of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. No assets of any Borrower or any Subsidiary are margin stock, and none of the Pledged
Stock is margin stock. No Borrower or Subsidiary, nor any agent acting on their behalf, have taken or will knowingly take any action which might cause this Agreement or any Loan Documents to violate any regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect.

     (n) Governmental Regulation. Each Borrower and Subsidiary is not required to obtain any Necessary Authorization that has not already been obtained from, or effect any material filing or registration that has not already been effected with, any federal, state or local regulatory authority in connection with the execution and delivery of this Agreement or any other Loan Document, or the performance thereof (other than any enforcement of remedies by the Administrative Lender on behalf of the Lenders), in accordance with their respective terms, including any borrowings hereunder.

     (o) Absence of Default. Each Borrower and Subsidiary is in compliance in all material respects with all of the provisions of their articles of incorporation and by-laws, and no event has occurred or failed to occur, which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, or which with the passage of time or giving of notice or both would constitute, (i) an Event of Default or (ii) a default by such Borrower or Subsidiary under any material indenture, agreement or other instrument, or any judgment, decree or order to which such Borrower or Subsidiary is a party or by which they or any of their material properties is bound.

     (p) Investment Company Act. No Borrower is required to register under the provisions of the Investment Company Act of 1940, as amended. Neither the entering into or performance by any Borrower of this Agreement nor the issuance of the Notes violates any provision of such act or requires any consent, approval, or authorization of, or registration with, the Securities and Exchange Commission or any other governmental or public body of authority pursuant to any provisions of such act.

     (q) Environmental Matters. No Borrower nor any Subsidiary has any actual knowledge or reason to believe that any substance deemed hazardous by any Applicable Environmental Law, has been installed on any real property now owned by any Borrower or any of its Subsidiaries. Each Borrower and Subsidiary are not in violation of or subject to any existing, pending or, to the best of any Borrower's knowledge, threatened investigation or inquiry by any governmental authority or to any material remedial obligations under any Applicable Environmental Laws, and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to any real property of any Borrower and its Subsidiaries. Each Borrower and Subsidiary have not obtained and are not required to obtain any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures, and equipment forming a part of any real property of any Borrower or any Subsidiary by reason of any Applicable Environmental Laws. Each Borrower and Subsidiary undertook, at the time of acquisition of any real property, reasonable inquiry into the previous ownership and uses of such real property consistent with good commercial or customary practice. Each Borrower and Subsidiary has taken all reasonable steps to determine, and no Borrower or Subsidiary has actual knowledge or reason to believe, after reasonable investigation, that any hazardous substances or solid wastes have been disposed of or otherwise released on or to the real property of any Borrower or any Subsidiary in any manner or quantities which would be deemed a violation of the Applicable Environmental Laws.

     (r) Valid Issuance of Securities. All Pledged Stock has been duly authorized and validly issued, and is fully paid and nonassessable. The capital stock described on Exhibit A to the Pledge Agreements constitutes all the issued and outstanding capital stock of each Borrower, the Subsidiaries of each Borrower or the Subsidiaries of another Subsidiary. No Person has conversion rights with respect to, or any subscription rights, calls, commitments or claims of any character for, or any repurchase or redemption options relating to, the Pledged Stock, except for those listed on Schedule 5 hereto. The Pledged Stock, when issued or sold, was either (i) registered or qualified under applicable federal or state securities laws, or (ii) exempt therefrom.

     (s) Certain Fees. No broker's, finder's or other fee or commission will be payable by any Borrower (other than to the Lenders hereunder) with respect to the making of the Commitments or the Advances hereunder or the issuance of Letters of Credit. Each Borrower agrees to indemnify and hold harmless the Administrative Lender and each Lender from and against any claims, demand, liability, proceedings, costs or expenses asserted with respect to or arising in connection with any such fees or commissions.

     (t) Compliance. Attached as Schedule 4 hereto is a complete list of all material licenses, consents, authorizations, permits and Necessary Authorizations as of the Agreement Date. Such licenses, consents, permits and authorizations constitute all that are necessary, appropriate or advisable for each Borrower and Subsidiary to operation its business and own its properties, and are in full force and effect. No event has occurred which permits (or with the passage of time would permit) the revocation or termination of any such license, consents, permits and authorizations, or which could result in the imposition of any restriction thereon of such a nature that could reasonably be expected to have a Material Adverse Effect.

     (u) Patents, Etc. Each Borrower and Subsidiary has obtained all patents, trademarks, service-marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their business as presently conducted and as proposed to be conducted, the loss of which could reasonably be expected to have a Material Adverse Effect. Nothing has come to the attention of any Borrower or any Subsidiary to the effect that
(i) any process, method, part or other material presently contemplated to be employed by any Borrower or Subsidiary may infringe any patent, trademark, service-mark, trade name, copyright, license or other right owned by any other Person, or (ii) there is pending or overtly threatened any claim or litigation against or affecting any Borrower or Subsidiary contesting its right to sell or use any such process, method, part or other material.

     (v) Disclosure. Neither this Agreement nor any other document, certificate or statement which has been furnished to any Lender by or on behalf of any Borrower or Subsidiary in connection herewith contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statement contained herein and therein not misleading at the time it was furnished. There is no fact known to any Borrower and not known to the public generally that could reasonably be expected to materially adversely affect the assets or business of any Borrower or Subsidiary, or in the future could reasonably be expected (so far as such Borrower can now foresee) to have a Material Adverse Effect, which has not been set forth in this Agreement or in the documents, certificates and statements furnished to the Lenders by or on behalf of such Borrower prior to the date hereof in connection with the transaction contemplated hereby.

     (w) Solvency. Each Borrower is, and the Borrowers and the Subsidiaries on a combined basis are, Solvent.

     (x) Consolidated Business Entity. Each Borrower and Subsidiary is engaged in the business set forth in Section 4.l(d) hereof. These operations require financing on a basis such that the credit supplied can be made available from time to time to the Borrowers and various of the Subsidiaries, as required for the continued successful operation of the Borrowers and the Subsidiaries as a whole. The Borrowers have requested Lenders to make credit available hereunder primarily for the purposes of financing the operations and acquisitions of the Borrowers and the Subsidiaries. The Borrowers and the Subsidiaries expect to derive benefit (and the boards of directors of the Borrowers and the Subsidiaries have determined that its Subsidiaries may reasonably be expected to derive benefit), directly or indirectly, from the credit extended by Lenders hereunder, both in their separate capacities and as members of the group of companies, since the successful operation and condition of the Borrowers and the Subsidiaries is dependent on the continued successful performance of the functions of the group as a whole.

     Section 4.2 Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date and at and as of the date of each Advance and each Letter of Credit, and each shall be true and correct when made, except to the extent (a) previously fulfilled in accordance with the terms hereof, (b) applicable to a specific date or otherwise subsequently inapplicable, or (c) previously waived in writing by the Determining Lenders with respect to any particular factual circumstance. All such representations and warranties shall survive, and not be waived by, the execution hereof by any Lender, any investigation or inquiry by any Lender, or by the making of any Advance under this Agreement.

                                    ARTICLE 5

                                General Covenants

     So long as any of the Obligations are outstanding and unpaid or any Commitment is outstanding (whether or not the conditions to borrowing have been or can be fulfilled):

     Section 5.1 Preservation of Existence and Similar Matters. Each Borrower shall, and shall cause each Subsidiary to:

     (a) except in connection with any merger or consolidation permitted by
Section 7.5(b) hereof, preserve and maintain, or timely obtain and thereafter preserve and maintain, its existence, rights, franchises, licenses, authorizations, consents, privileges and all other Necessary Authorizations from federal, state and local governmental bodies and any tribunal (regulatory or otherwise), the loss of which could have a Material Adverse Effect; and

     (b) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, unless the failure to do so could not have a Material Adverse Effect.

     Section 5.2 Business; Compliance with Applicable Law. Each Borrower and Subsidiary shall (a) engage substantially in the Borrowers' Business, and (b) comply in all material respects with the requirements of all Applicable Law, the failure of which could reasonably be expected to have a Material Adverse Effect.

     Section 5.3 Maintenance of Properties. Each Borrower shall, and shall cause each Subsidiary to, maintain or cause to be maintained all its properties (whether owned or held under lease) in reasonably good repair, working order and condition, taken as a whole, and from time to time make or cause to be made all appropriate repairs, renewals, replacements, additions, betterments and improvements thereto.

     Section 5.4 Accounting Methods and Financial Records. Each Borrower shall, and shall cause each Subsidiary to, (a) maintain a system of accounting established and administered in accordance with GAAP, keep adequate records and books of account in which complete entries will be made and all transactions reflected in accordance with GAAP, and keep accurate and complete records of its respective assets and (b) keep materially accurate and complete records detailing separately items representing tangible cash exchanges and intangible and barter exchanges. Each Borrower and Subsidiary shall maintain a fiscal year ending on June 30 unless Metro, in connection with its electing Subchapter S status under the Code, elects to have a fiscal year ending on December 31, whereupon, each Borrower and Subsidiary shall thereafter maintain a fiscal year ending on December 31.

         Section 5.5 Insurance. Each Borrower shall, and shall cause each Subsidiary to, maintain insurance from responsible companies in such amounts and against such risks as shall be customary and usual in the industry for companies of similar size and capability, but in no event less than the amount and types insured as of the Agreement Date. Each insurance policy shall provide for at least 30 days' prior notice to the Administrative Lender of any proposed termination or cancellation of such policy, whether on account of default or otherwise.

     Section 5.6 Payment of Taxes and Claims. Each Borrower shall, and shall cause each Subsidiary to, pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or its income or properties prior to the date on which penalties attach thereto, and all lawful material claims for labor, materials and supplies which, if unpaid, might become a Lien upon any of its properties; except that no such tax, assessment, charge, levy or claim need be paid which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as no Lien (other than a Permitted Lien) shall attach with respect thereto and no foreclosure, distraint, sale or similar proceedings shall have been commenced. Each Borrower shall, and shall cause each Subsidiary to, timely file all information returns required by federal, state or local tax authorities.

     Section 5.7 Visits and Inspections. Each Borrower shall, and shall cause each Subsidiary to, promptly permit representatives of the Administrative Lender or any Lender from time to time to (a) visit and inspect the properties of such Borrower and Subsidiary as often as the Administrative Lender or any Lender shall deem advisable, (b) inspect and make extracts from and copies of such Borrower's and Subsidiary's books and records, and (c) discuss with such Borrower's and Subsidiary's directors, officers, employees and auditors its business, assets, liabilities, financial positions, results of operations and business prospects.

     Section 5.8 Payment of Indebtedness. Subject to Section 5.6 hereof, each Borrower shall, and shall cause each Subsidiary to, pay its Indebtedness when and as the same becomes due, other than amounts (other than the Obligations) duly and diligently disputed in good faith.

     Section 5.9 Use of Proceeds. Each Borrower shall use the proceeds of Advances and Letters of Credit to make Acquisitions permitted under Section 7.6 hereof, to make Capital Expenditures, to make Investments (including advances to Subsidiaries) permitted pursuant to Section 7.3 hereof, to repay all outstanding Indebtedness under the Existing Loan Agreement, for working capital and for other general corporate purposes.

     Section 5.10 Indemnity.

     (a) Each Borrower jointly and severally agrees to defend, protect, indemnify and hold harmless the Administrative Lender, each Lender, the Issuing Bank, each of their respective Affiliates, and each of their respective (including such Affiliates') officers, directors, employees, agents, attorneys, shareholders and consultants (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth herein) of each of the foregoing (collectively, "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect or consequential and whether based on any federal, state, or local laws and regulations, under common law or at equitable cause, or on contract, tort or otherwise, arising from or connected with the past, present or future operations of any Borrower or its predecessors in interest, or the past, present or future environmental condition of property of any Borrower), in any manner relating to or arising out of this Agreement, the Loan Documents, or any act, event or transaction or alleged act, event or transaction relating or attendant thereto, the making of or any participations in the Advances or the Letters of Credit and the management of the Advances and the Letters of Credit, including in connection with, or as a result, in whole or in part, of any negligence of Administrative Lender, the Issuing Bank or any Lender (other than those matters raised exclusively by a participant against the Administrative Lender, the Issuing Bank or any Lender and not the Borrowers), or the use or intended use of the proceeds of the Advances and the Letters of Credit hereunder, or in connection with any investigation of any potential matter covered hereby, but excluding any claim or liability that arises as the result of the gross negligence or willful misconduct of any Indemnitee, as finally judicially determined by a court of competent jurisdiction, but excluding matters raised by one Lender against another Lender or by any shareholders of a Lender against a Lender or its management (collectively, "Indemnified Matters"); provided however, that so long as no Event of Default shall have occurred and be continuing, there shall be no settlement by the Indemnitees or any of them with respect to any Indemnified Matter without prior consultation with the Borrowers.

     (b) In addition, the Borrowers jointly and severally shall periodically, upon request, reimburse each Indemnitee for its reasonable legal and other actual out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection with any Indemnified Matter; provided, however, that the Indemnitees agree that they shall endeavor to use legal counsel common to all Indemnitees in connection with any Indemnification Matter unless any such Indemnitee shall reasonably determine, in its sole discretion, that the use of such common legal counsel would conflict with its interests in such Indemnification Matter. If for any reason the foregoing indemnification is unavailable to any Indemnitee or insufficient to hold any Indemnitee harmless with respect to Indemnified Matters, then the Borrowers jointly and severally shall contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Borrowers and the Borrowers' stockholders, shareholders or partners, as applicable, on the one hand and such Indemnitee on the other hand but also the relative fault of the Borrowers and such Indemnitee, as well as any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations under this Section shall be in addition to any liability which the Borrowers may otherwise have, shall extend upon the same terms and conditions to each Indemnitee, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrowers, the Administrative Lender, the Issuing Bank, the Lenders and all other Indemnitees. This Section shall survive any termination of this Agreement and payment of the Obligations.

     Section 5.11 Environmental Law Compliance. The use which any Borrower or Subsidiary intends to make of any real property owned by it will not result in the disposal or other release of any hazardous substance or solid waste on or to such real property in any manner or quantities which would be deemed a violation of the Applicable Environmental Laws. As used herein, the terms "hazardous substance" and "release" as used in this Section shall have the meanings specified in CERCLA (as defined in the definition of Applicable Environmental
Laws), and the terms "solid waste" and "disposal" shall have the meanings specified in RCRA (as defined in the definition of Applicable Environmental
Laws); provided, however, that if CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and provided further, to the extent that any other law applicable to any Borrower, any Subsidiary or any of their properties establishes a meaning for "hazardous substance", "release,"
"solid waste," or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. The Borrowers jointly and severally agree to indemnify and hold the Administrative Lender, the Issuing Bank and each Lender harmless from and against, and to reimburse them with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including attorneys' fees and courts costs) of any kind or character, known or unknown, fixed or contingent, asserted against or incurred by any of them at any time and from time to time by reason of or arising out of (a) the failure of any Borrower or Subsidiary to perform any obligation hereunder regarding asbestos or Applicable Environmental Laws, (b) any violation on or before the Release Date of any Applicable Environmental Law in effect on or before the Release Date, and (c) any act, omission, event or circumstance existing or occurring on or prior to the Release Date (including without limitation the presence on such real property or release from such real property of hazardous substances or solid wastes disposed of or otherwise released on or prior to the Release Date), resulting from or in connection with the ownership of the real property, regardless of whether the act, omission, event or circumstance constituted a violation of any Applicable Environmental Law at the time of its existence or occurrence, or whether the act, omission, event or circumstance is caused by or relates to the negligence of any indemnified Person; provided that, no Borrower shall be under any obligation to indemnify the Administrative Lender, the Issuing Bank or any Lender to the extent that any such liability arises as the result of the gross negligence or willful misconduct of such Person, as finally judicially determined by a court of competent jurisdiction. The provisions of this paragraph shall survive the Release Date and shall continue thereafter in full force and effect.

     Section 5.12 Interest Rate Hedging. Within 90 days after the Agreement Date, the Borrower will hedge its interest rate exposure pursuant to and in accordance with Interest Hedge Agreements, in an amount not less than 50% of the difference between outstanding Advances on any day after the Agreement Date minus $5,000,000; provided, however, that any such Interest Hedge Agreement shall be on terms and conditions mutually acceptable to the Borrowers and the Lenders.

                                    ARTICLE 6

                              Information Covenants

     So long as any of the Obligations are outstanding and unpaid or any Commitment is outstanding (whether or not the conditions to borrowing have been or can be fulfilled), the Borrowers shall furnish or cause to be furnished to the Administrative Lender:

     Section 6.1 Quarterly Financial Statements and Information.

     (a) Within 45 days after the end of each fiscal quarter, cash balance sheets of each Borrower and each Subsidiary detailing tangible cash exchanges as at the end of such quarter and the related cash statements of income and statements of changes in cash of each Borrower and each Subsidiary for such quarter and for the elapsed portion of the year ended with the last day of such quarter, all of which shall be certified by the president, vice president, treasurer or chief financial officer of the Borrowers or of the general partner of the Borrowers, as applicable, to be, in his or her opinion, complete and correct in all material respects and to present fairly, the financial position and results of operations of the Borrowers and the Subsidiaries as at the end of and for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end adjustments. In addition, the Borrowers shall furnish within such time period a reconciliation of such financial statements setting forth the difference in financial position and results of operations between its Subsidiaries and its Subsidiaries for such period and for the elapsed portion of the year ended with the last day on such period, subject to sound year-end adjustments.

     (b) Within 60 days after the end of each fiscal quarter, combined and combining balance sheets of the Borrowers and the Subsidiaries as at the end of such quarter and the related combined and combining statements of income and combined statements of changes in cash for such quarter and for the elapsed portion of the year ended with the last day of such quarter, all of which shall
(i) be certified by the president, vice president, treasurer or chief financial officer of the Borrowers or of the general partner of the Borrowers, as applicable, to be, in his or her opinion, complete and correct in all material respects and to present fairly, in accordance with GAAP, the financial position and results of operations of the Borrowers and the Subsidiaries as at the end of and for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end adjustments and (ii) detail separately tangible cash exchange items and intangible and barter exchange items. In addition, the Borrowers shall furnish within such time period a reconciliation of such financial statements setting forth the difference in financial position and results of operations between its Subsidiaries and its Subsidiaries for such period and for the elapsed portion of the year ended with the last day on such period, subject to sound year-end adjustments.

     Section 6.2 Annual Financial Statements and Information; Certificate of No Default.

     (a) Within 90 days after the end of each fiscal year, a copy of (i) the cash balance sheet of each Borrower and each Subsidiary, as of the end of the current and prior fiscal years and (ii) cash statements of earnings, statements of changes in shareholders' equity, and statements of changes in cash of each Borrower and each Subsidiary as of and through the end of such fiscal year, all of which are certified by independent certified public accountants acceptable to the Lenders, whose opinion shall be in scope and substance in accordance with generally accepted auditing standards and shall contain only such qualifications as may be acceptable to the Administrative Lender. In addition, the Borrowers shall furnish within such time period an unaudited reconciliation of such financial statements setting forth the difference in financial portion and results of operations between its Subsidiaries and its Subsidiaries as of and through the end of such fiscal year.

     (b) Within 120 days after the end of each fiscal year, a copy of (i) the combined and combining balance sheet of the Borrowers and the Subsidiaries, as of the end of the current and prior fiscal years and (ii) combined and combining statements of earnings, statements of changes in shareholders' equity, and statements of changes in cash as of and through the end of such fiscal year, all of which (A) are prepared in accordance with GAAP, and certified by independent certified public accountants acceptable to the Lenders, whose opinion shall be in scope and substance in accordance with generally accepted auditing standards and shall contain only such qualifications as may be acceptable to the Administrative Lender and (B) shall detail separately tangible cash exchange items and intangible and barter exchange items. In addition, the Borrowers shall furnish within such time period an unaudited reconciliation of such financial statements setting forth the difference in financial portion and results of operations between its Subsidiaries and its Subsidiaries as of and through the end of such fiscal year.

     (c) Simultaneously with the delivery of the statements required by this
Section 6.2, a letter from the Borrowers' public accountants certifying that no Default was detected during the examination of the Borrowers and the Subsidiaries, and authorizing the Borrowers to deliver such financial statements and opinion thereon to the Administrative Lender and Lenders pursuant to this Agreement.

     (d) As soon as available, but in any event within 60 days following the end of each fiscal year, a copy of the annual combined operating budget of the Borrowers and the Subsidiaries for the succeeding fiscal year.

     Section 6.3 Compliance Certificates. At the time financial statements are furnished pursuant to Sections 6.1 and 6.2 hereof, a certificate of an Authorized Signatory:

     (a) setting forth at the end of such period, a calculation of the Leverage Ratio, as well as certifications and arithmetical calculations required to establish whether the Borrowers and the Subsidiaries were in compliance with the requirements of Sections 7.1 (e) and (f), 7.3 (g), 7.6, 7.10, 7.11, 7.12, 7.18
and 7.19 hereof, which shall be substantially in the form of Exhibit G hereto;

     (b) setting forth the aggregate amount of outstanding Advances and Reimbursement Obligations and certifying as to compliance herewith; and

     (c) stating that, to the best of his or her knowledge after due inquiry, no Default has occurred as at the end of such period, or if a Default has occurred, disclosing each such Default and its nature, when it occurred, whether it is continuing and the steps being taken with respect to such Default.

     Section 6.4 Copies of Other Reports and Notices.

     Promptly upon their becoming available, a copy of (i) all material reports or letters submitted to any Borrower or Subsidiary by accountants in connection with any annual, interim or special audit, including without limitation any report prepared in connection with the annual audit referred to in Section 6.2 hereof, and any other comment letter submitted to management in connection with any such audit, (ii) each financial statement, report, notice or proxy statement sent by any Borrower or Subsidiary to stockholders generally, (iii) each regular or periodic report and any registration statement (other than statements on Form S-8) or prospectus (or material written communication in respect of any thereof) fried by any Borrower or Subsidiary with any securities exchange, with the Securities and Exchange Commission or any successor agency, and (iv) all press releases concerning material financial aspects of any Borrower or Subsidiary;

     (b) Promptly upon becoming aware that (i) the holder(s) of any note(s) or other evidence of indebtedness or other security of any Borrower or Subsidiary in excess of $250,000 in the aggregate has given notice or taken any action with respect to a breach, failure to perform, claimed default or event of default thereunder, (ii) any party to any Capitalized Lease Obligations or any local marketing agreement has given notice or taken any action with respect to a breach, failure to perform, claimed default or event of default thereunder,
(iii) any occurrence or non-occurrence of any event which constitutes or which with the passage of time or giving of notice or both could constitute a material breach by any Borrower or Subsidiary under any material agreement or instrument which could reasonably be expected to result in a liability in excess of $250,000, other than this Agreement to which any Borrower or Subsidiary is a party or by which any of their properties may be bound, or (iv) any event, circumstance or condition which could reasonably be expected to have a Material Adverse Effect, a written notice specifying the details thereof (or the nature of any claimed default or event of default) and what action is being taken or is proposed to be taken with respect thereto; provided, however, no notice shall be required to be delivered hereunder with respect to any event, circumstance or condition set forth in clause (i), (ii) or (iii) immediately preceding if, in the opinion of counsel to such Borrower or Subsidiary, there is no reasonable possibility of an adverse determination with respect to event, circumstance or condition;

     (c) Promptly upon receipt thereof, information with respect to and copies of any notices received from any federal, state or local regulatory agencies or any tribunal relating to any order, ruling, law, information or policy that could reasonably be expected to result in the payment of money by any Borrower or Subsidiary in an amount of $250,000 or more in the aggregate, or otherwise have a Material Adverse Effect, or result in the loss or suspension of any Necessary Authorization; provided, however, no information shall be required to be delivered hereunder if, in the opinion of counsel to such Borrower or Subsidiary, there is no reasonable possibility of an adverse determination with respect to such notice;

     (d) Promptly upon receipt from any governmental agency, or any government, political subdivision or other entity, any material notice, correspondence, hearing, proceeding or order regarding or affecting any Borrower, any Subsidiary, or any of their properties or businesses; and

     (e) From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the assets, business, liabilities, financial position, projections, results of operations or business prospects of any Borrowers or Subsidiary, as the Administrative Lender or any Lender may reasonably request.

     Section 6.5 Notice of Litigation, Default and Other Matters. Prompt notice of the following events after any Borrower has knowledge or notice thereof:

     (a) The commencement of all proceedings and investigations by or before any Governmental Authority, and all actions and proceedings in any court or before any arbitrator involving claims for damages, fines or penalties (including punitive damages) in excess of $250,000 in aggregate (after deducting the amount for which any Borrower or Subsidiary is insured), against or in any other way relating directly to any Borrower, any Subsidiary, or any of their properties or businesses; provided, however, no notice shall be required to be delivered hereunder if, in the opinion of counsel to such Borrower or such Subsidiary, there is no reasonable possibility of an adverse determination in such action or proceeding;

     (b) Promptly upon the happening of any condition or event which constitutes a Default, a written notice specifying the nature and period of existence thereof and what action is being taken or is proposed to be taken with respect thereto; and

     (c) Any material adverse change with respect to the business, assets, liabilities financial position, results of operations or prospective business of any Borrower or Subsidiary, other than changes in the ordinary course of business which have not had and are not likely to have a Material Adverse Effect.

     Section 6.6 ERISA Reporting Requirements.

     (a) Promptly and in any event (i) within 30 days after any Borrower or any member of its Controlled Group knows or has reason to know that any ERISA Event described in clause (a) of the definition of ERISA Event or any event described in Section 4063(a) of ERISA with respect to any Plan of any Borrower or any member of its Controlled Group has occurred, and (ii) within 10 days after any Borrower or any member of its Controlled Group knows or has reason to know that any other ERISA Event with respect to any Plan of any Borrower or any member of its Controlled Group has occurred or a request for a minimum funding waiver under Section 412 of the Code with respect to any Plan of any Borrower or any member of its Controlled Group, a written notice describing such event and describing what action is being taken or is proposed to be taken with respect thereto, together with a copy of any notice of event that is given to the PBGC;

     (b) Promptly and in any event within two Business Days after receipt thereof by any Borrower or any member of its Controlled Group from the PBGC, copies of each notice received by such Borrower or any member of its Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

     (c) Promptly and in any event within 30 days after the filing thereof by any Borrower or any member of its Controlled Group with the United States Department of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report (including Schedule B thereto) with respect to each Plan;

     (d) Promptly and in any event within 30 days after receipt thereof, a copy of any notice, determination letter, ruling or opinion any Borrower or any member of its Controlled Group receives from the PBGC, the United States Department of Labor or the Internal Revenue Service with respect to any Plan;

     (e) Promptly, and in any event within 10 Business Days after receipt thereof, a copy of any correspondence any Borrower or any member of its Controlled Group receives from the Plan Sponsor (as defined by Section 4001(a)(10) of ERISA) of any Plan concerning potential withdrawal liability pursuant to Section 4219 or 4202 of ERISA, and a statement from the chief financial officer of such Borrower or such member of its Controlled Group setting forth details as to the events giving rise to such potential withdrawal liability and the action which such Borrower or such member of its Controlled Group is taking or proposes to take with respect thereto;

     (f) Notification within 30 days of any material increases in the benefits of any existing Plan which is not a Multiemployer Plan, or the establishment of any new Plans, or the commencement of contributions to any Plan to which any Borrower or any member of its Controlled Group was not previously contributing;

     (g) Notification within three Business Days after any Borrower or any member of its Controlled Group knows or has reason to know that any Borrower or any such member of its Controlled Group has or intends to file a notice of intent to terminate any Plan under a distress termination within the meaning of
Section 4041(c) of ERISA and a copy of such notice; and

     (h) Promptly after receipt of written notice of commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Borrower or any member of its Controlled Group with respect to any Plan, except those which, in the aggregate, if adversely determined could not have a Material Adverse Effect.

                                    ARTICLE 7

                               Negative Covenants

     So long as any of the Obligations are outstanding and unpaid or any Commitment is outstanding (whether or not the conditions to borrowing have been or can be fulfilled):

     Section 7.1 Indebtedness. The Borrowers shall not, and shall not permit any Subsidiary to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, or suffer to exist any Indebtedness, except:

     (a) Indebtedness of the Borrowers and the Subsidiaries under the Loan Documents;

     (b) Accounts payable of the Borrowers and the Subsidiaries incurred in the ordinary course of business;

     (c) Indebtedness of the Borrowers and the Subsidiaries evidenced by the Intercompany Notes;

     (d) Indebtedness of the Borrowers and the Subsidiaries set forth on
Schedule 8 hereto, and all renewals and extensions (but not increases) thereof;

     (e) Subordinated Debt of the Borrowers and the Subsidiaries not to exceed $2,500,000 in aggregate amount, provided that the Lenders shall have received at least 10 Business Days prior to the incurrence of any Subordinated Debt a Compliance Certificate setting forth on a pro-forma basis, taking into account the proposed incurrence of the Subordinated Debt for the four fiscal quarters immediately preceding the date of determination, the covenant calculations described in Section 6.3(a) hereof; and

     (f) Other Indebtedness of the Borrowers and the Subsidiaries not to exceed $500,000 in aggregate amount;

provided, however, the incurrence of Indebtedness otherwise permitted pursuant to clauses (c), (e) and (f) immediately preceding shall be permitted only if there shall exist no Default prior to or after giving effect to any such proposed Indebtedness.

     Section 7.2 Liens. The Borrowers shall not, and shall not permit any Subsidiary to, create, assume, incur, permit or suffer to exist, directly or indirectly, any Lien on any of their assets, whether now owned or hereafter acquired, except Permitted Liens. The Borrowers shall not, and shall not permit any Subsidiary to, agree with any other Person that it shall not create, assume, incur, permit or suffer to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its assets.

     Section 7.3 Investments. The Borrowers shall not, and shall not permit any Subsidiary to, make, own or maintain any Investment, except that the Borrowers may purchase or otherwise acquire and own and maintain:

     (a) Marketable, direct obligations of, or guaranteed by, the United States of America and maturing within 365 days of the date of purchase;

     (b) Commercial paper maturing not more than 1 year from the date of creation having a rating of A-l/P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., a New York corporation;

     (c) Certificates of deposit of domestic banks maturing within 365 days of the date of purchase, which banks' debt obligations have one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., a New York corporation;

     (d) Securities issued by U.S. corporations that have one of the two highest ratings obtainable from Moody' s Investors Service, Inc. or Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., a New York corporation;

     (e) Accounts receivable that arise in the ordinary course of business and are payable on standard terms;

     (f) Investments in existence on the Agreement Date which are described on
Schedule 7 hereto; and

     (g) Other Investments primarily related to the Borrowers' Business not to exceed $100,000 in aggregate amount provided that no Default exists prior to or after giving effect to such an Investment.

     Section 7.4 Amendment and Waiver. Except in connection with any merger or consolidation permitted pursuant to Section 7.5(b) hereof, the Borrowers shall not, and shall not permit any Subsidiary to, enter into any amendment of any material term or provision of its articles of incorporation, by-laws, or partnership agreement, as applicable. In addition, the Borrowers shall not, and shall not permit any Subsidiary to, enter into any amendment of, or agree to or accept any waiver of any of the provisions of, any Necessary Authorization, unless (a) the Determining Lenders consent to such amendment and (b) the Lenders are provided with 10 days' written notice prior to the execution or effectiveness of the proposed amendment or waiver.

     Section 7.5 Liquidation, Disposition or Acquisition of Assets, Merger, New Subsidiaries. The Borrowers shall not, and shall not permit any Subsidiary to, at any time:

     (a) liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up; or sell, lease, abandon, transfer or otherwise dispose of all or any part of its assets, properties or business, other than immaterial assets sold in the ordinary course of business;

     (b) enter into any merger or consolidation; provided, however, that, so long as there shall exist no Default prior to or after giving effect to a proposed transaction, any Borrower or any Subsidiary may merge or consolidate with another Person, so long as (i) the Lenders shall have received prior written notice at least 30 Business Days prior to the date of such transaction,
(ii) the Administrative Lender shall have received at least 10 Business Days prior to the date of such transaction a Compliance Certificate in the form required by Section 6.3 hereof, but setting forth the covenant calculations described in Section 6.3(a) hereof both prior to and after giving effect to the proposed merger or consolidation, (iii) such merger or consolidation shall be pursuant to documentation acceptable to the Administrative Lender, (iv) the Person with whom such merger or consolidation is being consummated with shall be engaged in the Borrowers' Business, (v) such Borrower or Subsidiary shall be the surviving entity, provided, that if a Borrower merges or consolidates with a Subsidiary, either (Y) such Borrower shall be the surviving entity, or (Z) such Subsidiary shall have become a Borrower hereunder and all of the conditions precedent to the initial Advance to additional Borrowers set forth in Section
3.3 hereof shall have been satisfied with respect to such Subsidiary, and (vi) the Administrative Lender shall have received copies of all documents, instruments, opinions and other information relating to the seller and assets to be acquired as it may reasonably request; or

     (c) create or acquire any Subsidiary, except as permitted by Section 7.6.

     Section 7.6 Acquisitions. The Borrowers shall not, and shall not permit any Subsidiary to make (a) except for the Acquisition of Charlotte Traffic Control, Inc., any single Acquisition during the period commencing on the Agreement Date and ending on June 30, 1995, or during any fiscal year ending after June 30, 1995, the Acquisition Consideration for which exceeds $500,000; (b) any single Acquisition during the period commencing on the Agreement Date and ending on June 30, 1995, or during any fiscal year ending after June 30, 1995, if, during any such period, aggregate Acquisition Consideration given by the Borrowers and the Subsidiaries for Acquisitions prior to such Acquisition shall have equalled or exceeded $2,500,000; and (c) any Acquisition, including, without limitation, the Acquisition of Charlotte Traffic Control,

Inc., unless (i) the Lenders shall have received prior written notice at least 30 Business Days prior to the date of such transaction, (ii) the Administrative Lender shall have received at least 10 Business Days prior to the date of such transaction a Compliance Certificate in the form required by Section 6.3 hereof, but setting forth the covenant calculations described in Section 6.3(a) hereof both prior to and after giving effect to the proposed transaction, (iii) no Default or Event of Default shall exist prior to or after such Acquisition, (iv) the Person who is, or whose assets are being, acquired is engaged in the Borrowers' Business, (v) the capital stock, partnership interests and Intercompany Notes, as applicable, of the Subsidiary being acquired are pledged pursuant to the appropriate Pledge Agreement, (vi) the assets of the Subsidiary being acquired, or the assets being acquired, are pledged pursuant to the appropriate Security Agreement, and (vii) the Subsidiary being acquired becomes party to a Subsidiary Guaranty.

     Section 7.7 Dividends. The Borrowers shall not, and shall not permit any Subsidiary to, directly or indirectly declare or pay any Dividend; provided, however, (a) any Subsidiary may declare and pay Dividends to the Borrowers or to any other Subsidiary, (b) so long as (i) there exists no Default or Event of Default before and after such payment, (ii) the Borrowers have delivered to the Lenders a Compliance Certificate, demonstrating such compliance after giving effect to any such Dividend, and (iii) all the conditions precedent to the initial Advance to MNLP set forth in Section 3.2 hereof shall have been satisfied, a one-time payment of Dividends to David Saperstein used solely for the purpose of capitalizing MNLP not to exceed $2,000,000 in aggregate amount, and (c) so long as (i) there exists no Default or Event of Default before and after such payment and the Borrowers have delivered to the Lenders a Compliance Certificate demonstrating such compliance after giving effect to any Cash Tax Dividends and (ii) each shareholder and partner, as applicable, of the Borrowers delivers to the Lenders a certificate of each such shareholder and partner executed by the President, Vice President, Treasurer, Chief Financial Officer or auditor for such shareholder and partner, setting forth the amount of estimated income Taxes payable by such shareholder and partner as a direct result of the income of the Borrowers, taking into account all other Tax Benefits available to such shareholder and partner, in detail reasonably sufficient to the Lenders, Cash Tax Dividends payable to each shareholder and partner of the Borrowers, not to exceed an amount per year in the aggregate equal to the aggregate income Tax liability of such shareholder and partner set forth in the Certificates required to be delivered by such shareholder and partner pursuant to this Section 7.7(b).

     Section 7.8 Affiliate Transactions. Except for transactions between Borrowers between any Borrower and Metro Reciprocal, Inc. and Metro Video News, Inc. or between Metro Reciprocal, Inc. and Metro Video News, Inc., the Borrowers shall not, and shall not permit any Subsidiary to, at any time engage in any transaction with an Affiliate, nor make an assignment or other transfer of any of its assets or properties to any Affiliate, on terms materially less advantageous to the Borrowers or such Subsidiary than would be the case if such transaction had been effected with a non-Affiliate (other than advances to employees in the ordinary course of business). Notwithstanding the foregoing, the Borrowers may loan the proceeds of Advances to Subsidiaries, so long as (a) there shall exist no Default prior to or after giving effect to such proposed loan, (b) such advances are evidenced by Intercompany Notes that have been pledged pursuant to the Pledge Agreements and for which entries in the financial records of the Borrowers and the Subsidiaries are made evidencing such loans and repayments thereof, (c) the Subsidiary to which such advance is being made has (i) pledged its assets pursuant to the Subsidiary Security Agreement, (ii) become a party to the SubSidiary Guaranty, and (d) the capital and stock of the Subsidiary to which such an advance is being made has been pledged pursuant to the appropriate Pledge Agreement.

     Section 7.9 Compliance with ERISA. The Borrowers shall not, and shall not permit any Subsidiary to, directly or indirectly, or permit any member of its Controlled Group to directly or indirectly, (a) terminate any Plan so as to result in any material (in the opinion of the Determining Lenders) liability to any Borrower or any member of its Controlled Group, (b) permit to exist any ERISA Event, or any other event or condition which presents the risk of a material (in the opinion of the Determining Lenders) liability of any Borrower or any member of its Controlled Group, (c) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan so as to result in any material (in the opinion of the Determining Lenders) liability to any Borrower or any member of its Controlled Group, (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder except in the ordinary course of business consistent with past practice which could result in any material (in the opinion of the Determining Lenders) liability to any Borrower or any member of its Controlled Group, or (e) permit the present value of all benefit liabilities, as defined in Title IV of ERISA, under each Plan of any Borrower or any member of its Controlled Group (using the actuarial assumptions utilized by the PBGC upon termination of a plan) to materially (in the opinion of the Determining Lenders) exceed the fair market value of Plan assets allocable to such benefits all determined as of the most recent valuation date for each such Plan.

     Section 7.10 Leverage Ratio. At the end of each fiscal quarter occurring during the periods indicated below, the Borrowers, on a combined basis, shall not permit the Leverage Ratio to be greater than:

                   Period                                      Ratio
                   ------                                      -----

     From date hereof through June 30, 1995                    2.50 to 1
     September 30, 1995 through June 30, 1996                  2.00 to 1
     September 30, 1996 and thereafter                         1.50 to 1

     Section 7.11 Fixed Charges Coverage Ratio. The Borrowers, on a combined basis shall not permit the ratio of (a) Operating Cash Flow for the four fiscal quarters then ending to (b) Fixed Charges for such fiscal quarters to be, as of the last day of any fiscal quarter during the term of this Agreement, to be less than 1.35 to 1.

     Section 7.12 Debt Service Coverage Ratio. The Borrowers, on a combined basis, shall not permit the ratio of (a) Operating Cash Flow for the four fiscal quarters then ending, to (b) Pro-Forma Debt Service for the four succeeding fiscal quarters, to be less than 1.75 to 1 at the end of each fiscal quarter during the term of this Agreement.

     Section 7.13 Capital Stock of the Borrowers. No Borrower shall, and no Borrower shall permit any Subsidiary to, make or permit any issuance, transfer, assignment, distribution, mortgage, pledge or gift of any shares of Pledged Stock, except in connection with issuances permitted by Schedule 5 hereto and then only if such shares are pledged and delivered to the Administrative Lender pursuant to the Pledge Agreements.

     Section 7.14 Sale and Leaseback. The Borrowers shall not, and shall not permit any Subsidiary to, enter into any arrangement whereby it sells or transfers any of its assets, and thereafter rents or leases such assets.

     Section 7.15 Sale or Discount of Receivables. No Borrower shall, and no Borrower shall permit any Subsidiary to, directly or indirectly sell, with or without recourse, for discount or otherwise, any notes or accounts receivable.

     Section 7.16 Conduct of Business. The Borrowers shall not, and shall not permit any Subsidiary to, engage in any type of business except the Borrowers' Business.

     Section 7.17 Subordinated Debt. The Borrowers shall not, and shall not permit any Subsidiary to, (a) after the occurrence and during the continuance of a Default or Event of Default, make any payment of principal, interest, premium, fee or otherwise with respect to Subordinated Debt, (b) prepay, redeem, repurchase or defease, or set aside funds for the prepayment, redemption, repurchase or defeasance of all or any portion of the Subordinated Debt or (c) amend or change (or take any action or fail to take any action the result of which is an effective amendment or change) or accept any waiver or consent with respect to, any document or instrument in connection with any Subordinated Debt that would result in (i) an increase in the outstanding principal amount of the Subordinated Debt, (ii) a change in any principal, interest, fees, or other amounts payable under the Subordinated Debt (including without limitation a waiver or action that results in the waiver of any payment default under the Subordinated Debt), (iii) a change in any date fixed for any payment of principal, interest, fees, or other amounts payable under the Subordinated Debt (including, without limitation, as a result of any redemption, defeasance or otherwise), (iv) a change in any percentage of holders of the Subordinated Debt required to take (or refrain from taking) any action, (v) a change in any financial covenant, (vi) a change in any remedy or right of the holders of the Subordinated Debt, (vii) a change in any covenant, term or provision which would result in such term or provision being more restrictive than the terms of this Agreement and the other Loan Documents, (viii) a change that grants or permits the granting of any security interest or Lien on any asset or property of any Borrower or any Subsidiary to secure any Subordinated Debt, or (ix) a change in any term or provision of any document or instrument in connection with any Subordinated Debt that could have, in any material respect, an adverse effect on the interests of Lenders.

     Section 7.18 Executive Compensation. Total cash compensation to David Saperstein during any fiscal year, including, without limitation, salary, bonus and Dividends (but excluding Cash Tax Dividends) shall not exceed the sum of (i) $950,000, plus (ii) 35% of Adjusted Excess Cash Flow.

     Section 7.19 Radio Affiliate Contracts. The aggregate number of Radio Affiliate Contracts of the Borrowers and the Subsidiaries, collectively, existing as of the last day of any fiscal quarter of the Borrowers shall not be less than the aggregate number of Radio Affiliate Contracts of the Borrowers and the Subsidiaries, collectively, existing as of the last day of the immediately preceding fiscal quarter; provided, however, that no Event of Default shall occur as a result of a violation of this Section 7.19 unless such violation exists for two consecutive fiscal quarters.

                                    ARTICLE 8

                                     Default

     Section 8.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event, and whether voluntary, involuntary, or effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

     (a) Any representation or warranty made under any Loan Document shall prove to have been incorrect or misleading in any material respect when made;

     (b) Any Borrower shall default in the payment of (i) any interest under any Note or any fees payable hereunder or any other costs, fees, expenses or other amounts payable hereunder or under the Loan Documents, when due, which Default is not cured by the earlier of two Business Days after notice (which may be oral) from the Administrative Agent to the Notification Agent and three days from the date such payment became due by payment of such late amount, or (ii) any principal under any of the Notes;

     (c) If any Letter of Credit shall be then outstanding, the Administrative Lender may (or, upon the direction of the Determining Lenders, shall) demand upon the Borrowers through the Notification Agent to, and forthwith upon such demand, the Borrowers jointly and severally shall, pay to the Administrative Lender in same day funds at the office of the Administrative Lender on such demand for deposit in the L/C Cash Collateral Account, an amount equal to the maximum amount available to be drawn under the Letters of Credit then outstanding;

     (d) Any Borrower or Subsidiary shall default in the performance or observance of any agreement or covenant contained in Section 5.1 or Article 7 hereof;

     (e) Any Borrower or Subsidiary shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1, and such default shall not be cured within a period of 30 days after the earlier of written notice from the Administrative Lender thereof or actual notice thereof;

     (f) There shall occur any default or breach in the performance or observance of any agreement or covenant (after the expiration of any applicable grace period) or breach of any representation or warranty contained in any of the Loan Documents (other than this Agreement);

     (g) There shall be entered a decree or order by a court having jurisdiction in the premises constituting an order for relief in respect of any Borrower or Subsidiary under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of any Borrower or Subsidiary, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of any Borrower or Subsidiary, and any such decree or order shall continue unstayed and in effect for a period of 60 consecutive days;

     (h) Any Borrower or Subsidiary shall file a petition, answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or any Borrower or Subsidiary shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of any Borrower or Subsidiary or of any substantial part of their respective properties, or any Borrower or Subsidiary shall fail generally to pay its debts as they become due, or any Borrower or Subsidiary shall take any action in furtherance of any such action;

     (i) A final judgment or judgments shall be entered by any court against any Borrower or Subsidiary for the payment of money which exceeds $250,000 in the aggregate, or a warrant of attachment or execution or similar process shall be issued or levied against property of any Borrower or Subsidiary which, together with all other such property of the Borrowers and the Subsidiaries subject to other such process, exceeds in value $250,000 in the aggregate, and if such judgment or award is not insured or, within 30 days after the entry, issue or levy thereof, such judgment, warrant or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant or process shall not have been paid or discharged;

     (j) With respect to any Plan of the Borrowers or any member of its Controlled Group: (i) any Borrower, any such member, or any other party-in-interest or disqualified person shall engage in transactions which in the aggregate would reasonably result in a direct or indirect liability to the Borrowers or any member of their Controlled Group in excess of $250,000 under
Section 409 or 502 of ERISA or Section 4975 of the Code; (ii) the Borrowers, any one of them, or any member of their Controlled Group shall incur any accumulated funding deficiency, as defined in Section 412 of the Code, in the aggregate in excess of $250,000, or request a funding waiver from the Internal Revenue Service for contributions in the aggregate in excess of $250,000; (iii) the Borrowers or any member of their Controlled Group shall incur any withdrawal liability in the aggregate in excess of $250,000 as a result of a complete or partial withdrawal within the meaning of Section 4203 or 4205 of ERISA; (iv) the Borrowers or any member of their Controlled Group shall fail to make a required contribution by the due date under Section 412 of the Code or Section 302 of ERISA which would result in the imposition of a lien under Section 412 of the Code or Section 302 of ERISA; (v) the Borrowers, any member of their Controlled Group or any Plan sponsor shall notify the PBGC of an intent to terminate, or the PBGC shall institute proceedings to terminate, or the PBGC shall institute proceedings to terminate, any Plan; (vi) a Reportable Event shall occur with respect to a Plan, and within 15 days after the reporting of such Reportable Event to the Administrative Lender, the Administrative Lender shall have notified the Notification Agent in writing that the Determining Lenders have made a determination that, on the basis of such Reportable Event, there are reasonable grounds for the termination of such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan and as a result thereof an Event of Default shall have occurred hereunder; (vii) a trustee shall be appointed by a court of competent jurisdiction to administer any Plan or the assets thereof; (viii) the benefits of any Plan shall be increased, or any Borrower or any member of its Controlled Group shall begin to maintain, or begin to contribute to, any Plan, without the prior written consent of the Determining Lenders; or (ix) any ERISA Event with respect to a Plan shall have occurred, and 30 days thereafter (A) such ERISA Event, other than such event described in clause (vi) of the definition of ERISA Event herein, (if correctable) shall not have been corrected and (B) the then present value of such Plan's benefit liabilities, as defined in Title IV of ERISA, shall exceed the then current value of assets accumulated in such Plan; provided, however, that the events listed in subsections (v) through (ix) shall constitute Events of Default only if, as of the date thereof or any subsequent date, the maximum amount of liability that the Borrowers or any member of their Controlled Group could incur in the aggregate under Section 4062, 4063, 4064, 4219 or 4023 of ERISA or any other provision of law with respect to all such Plans, computed by the actuary of the Plan taking into account any applicable rules and regulations of the PBGC at such time, and based on the actuarial assumptions used by the Plan, resulting from or otherwise associated with such event exceeds $250,000;

     (k) All or any material portion of the Collateral or the Loan Documents shall be the subject of any proceeding instituted by any Person other than a Lender (except in connection with any Lender's exercise of any remedies under the Loan Documents), or there shall exist any litigation or threatened litigation with respect to all or any material portion of the Collateral or the Loan Documents, or any Borrower or Subsidiary shall challenge in any manner whatsoever the validity or enforceability of all or any portion of the Loan Documents or the Collateral; provided, however, that during any such time any such circumstance shall be bonded or stayed in accordance with Applicable Law and to the satisfaction of the Determining Lenders, such circumstance shall not be an Event of Default;

     (1) Any Borrower or Subsidiary shall default in the payment of any Indebtedness in an aggregate amount of $250,000 or more beyond any grace period provided with respect thereto, or shall default in the performance of any agreement or instrument under which such Indebtedness is created or evidenced beyond any applicable grace period or any event shall occur under such agreement or instrument, if the effect of such default or event is to permit or cause the holder of such Indebtedness (or a trustee on behalf of any such holder) to cause such Indebtedness to become due prior to its date of maturity;

     (m) All of the issued and outstanding capital stock or partnership interests of (i) the Subsidiaries shall not be owned, directly or indirectly, by a Borrower, (ii) Metro shall not be owned directly by David Saperstein, (iii) all of the limited partnership interests of MNLP shall not be owned by David Saperstein and the Trusts, and (iv) all of the general partnership interest of MNLP shall not be owned by Metro;

     (n) Any material Necessary Authorization shall be revoked; or there shall occur a material default under any material Necessary Authorization by any Borrower or Subsidiary beyond any applicable grace period; or any proceedings shall in any way be brought by any Person to challenge the validity or enforceability of any material Necessary Authorization; or proceedings for the renewal of any material Necessary Authorization shall not be commenced at least 90 days prior to the expiration thereof; or any material Necessary Authorization shall expire due to termination, nonrenewal or for any other reason, or shall be designated for a revocation heating;

     (o) The Dividends permitted pursuant to Section 7.7(b) hereof shall not have been used for the purpose of capitalizing MNLP within five days of the payment of such Dividends; or

     (p) Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any party to it (other than the Administrative Lender or any Lender) in all material respects, or any such party shall so state in writing.

     Section 8.2 Remedies. If an Event of Default shall have occurred and shall be continuing:

     (a) With the exception of an Event of Default specified in Section 8.l(g) or (h) hereof, the Administrative Lender shall, upon the direction of the Determining Lenders, terminate the Commitments and/or declare the principal of and interest on the Advances and all Obligations and other amounts owed under the Loan Documents to be forthwith due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything in the Loan Documents to the contrary notwithstanding.

     (b) Upon the occurrence of an Event of Default specified in Section 8.l(g) or (h) hereof, such principal, interest and other amounts shall thereupon and concurrently therewith become due and payable and the Commitments shall forthwith terminate, all without any action by the Administrative Lender, any Lender or any holders of the Notes and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in the Loan Documents to the contrary notwithstanding.

     (c) If any Letter of Credit shall be then outstanding, the Administrative Lender may (or, upon the direction of the Determining Lenders, shall) demand upon the Borrowers through the Notification Agent to, and forthwith upon such demand, the Borrowers jointly and severally shall pay to the Administrative Lender in same day funds at the office of the Administrative Lender on such demand for deposit in the L/C Cash Collateral Account, an amount equal to the maximum amount available to be drawn under the Letters of Credit then outstanding.

     (d) The Administrative Lender, and the Lenders may exercise all of the post-default rights granted to them under the Loan Documents or under Applicable Law.

     (e) The rights and remedies of the Administrative Lender and the Lenders hereunder shall be cumulative, and not exclusive.

                                   ARTICLE 9

                            Changes in Circumstances

     Section 9.1 LIBOR Basis Determination Inadequate. If with respect to any proposed LIBOR Advance for any Interest Period, any Lender determines that (i) deposits in dollars (in the applicable amount) are not being offered to that Lender in the relevant market for such Interest Period or (ii) the LIBOR Basis for such proposed LIBOR Advance does not adequately cover the cost to such Lender of making and maintaining such proposed LIBOR Advance for such Interest Period, such Lender shall forthwith give notice thereof to the Notification Agent, whereupon until such Lender notifies the Notification Agent that the circumstances giving rise to such situation no longer exist, the obligation of such Lender to make LIBOR Advances shall be suspended.

     Section 9.2 Illegality. If any applicable law, role or regulation, or any change therein or adoption thereof, or interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for such Lender (or its LIBOR Lending Office) to make, maintain or fund its LIBOR Advances, such Lender shall so notify the Administrative Lender and the Administrative Lender shall so notify the Notification Agent. Before giving any notice to the Administrative Lender pursuant to this Section, the notifying Lender shall designate a different LIBOR Lending Office or other lending office if such designation will avoid the need for giving such notice and will not, in the sole judgment of the Lender, be materially disadvantageous to the Lender. Upon receipt of such notice by the Notification Agent, notwithstanding anything contained in Article 2 hereof, the Borrowers jointly and severally shall repay in full the then outstanding principal amount of each LIBOR Advance owing to the notifying Lender, together with accrued interest thereon, on either (a) the last day of the Interest Period applicable to such Advance, if the Lender may lawfully continue to maintain and fund such Advance to such day, or (b) immediately, if the Lender may not lawfully continue to fund and maintain such Advance to such day. Concurrently with repaying each affected LIBOR Advance owing to such Lender, notwithstanding anything contained in
Article 2 hereof, the Borrowers shall borrow a Prime Rate Advance from such Lender, and such Lender shall make such Prime Rate Advance, in an amount such that the outstanding principal amount of the Advances owing to such Lender shall equal the outstanding principal amount of the Advances owing immediately prior to such repayment.

     Section 9.3 Increased Costs.

     (a) If any applicable law, rule or regulation, or any change in or adoption of any law, rule or regulation, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Lender (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or compatible agency:

          (i) shall subject a Lender (or its LIBOR Lending Office) to any tax, duty or other charge (net of any tax benefit engendered thereby) with respect to its LIBOR Advances or its obligation to make such Advances, or shall change the basis of taxation of payments to a Lender (or to its LIBOR Lending Office) of the principal of or interest on its LIBOR Advances or in respect of any other amounts due under this Agreement, as the case may be, or its obligation to make such Advances (except for changes in the rate of tax on the overall net income of the Lender or its LIBOR Lending Office and franchise taxes imposed upon such Lender); or

          (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, a Lender's LIBOR Lending Office or shall impose on the Lender (or its LIBOR Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its LIBOR Advances or its obligation to make such Advances;

and the result of any of the foregoing is to increase the cost to a Lender (or its LIBOR Lending Office) of making or maintaining any LIBOR Advances, or to reduce the amount of any sum received or receivable by a Lender (or its LIBOR Lending Office) with respect thereto, by an amount deemed by a Lender to be material, then, within 15 days after demand by a Lender to the Notification Agent, the Borrowers jointly and severally agree to pay to such Lender such additional amount as will compensate such Lender for such increased costs or reduced amounts. The affected Lender will as soon as practicable notify the Notification Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different LIBOR Lending Office or other lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of the affected Lender made in good faith, be disadvantageous to such Lender,

     (b) A certificate of any Lender claiming compensation under this Section and setting forth the additional amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error. In determining such amount, a Lender may use any reasonable averaging and attribution methods. If a Lender demands compensation under this Section, the Borrowers may at any time, upon at least five Business Days' prior notice to the Lender by the Notification Agent, after reimbursement to the Lender by the Borrowers in accordance with this Section of all costs incurred, prepay in full the then outstanding LIBOR Advances of the Lender, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.9 hereof. Concurrently with prepaying such LIBOR Advances, the Borrowers shall borrow a Prime Rate Advance from the Lender, and the Lender shall make such Prime Rate Advance, in an amount such that the outstanding principal amount of the Advances owing to such Lender shall equal the outstanding principal amount of the Advances owing immediately prior to such prepayment.

     Section 9.4 Effect On Prime Rate Advances. If notice has been given pursuant to Section 9.1, 9.2 or 9.3 hereof suspending the obligation of a Lender to make LIBOR Advances, or requiring LIBOR Advances of a Lender to be repaid or prepaid, then, unless and until the Lender notifies the Notification Agent that the circumstances giving rise to such repayment no longer apply, all Advances which would otherwise be made by such Lender as LIBOR Advances shall be made instead as Prime Rate Advances.

     Section 9.5 Capital Adequacy. If either (a) the introduction of or any change in or in the interpretation of any law, rule or regulation or (b) compliance by a Lender with any law, rule or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by a Lender or any corporation controlling such Lender, and such Lender determines that the amount of such capital is increased by or based upon the existence of such Lender's Commitment or Advances hereunder and other commitments or advances of such Lender of this type, then, upon demand by such Lender to the Notification Agent, subject to Section 11.9, the Borrowers jointly and severally shall immediately pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender with respect to such circumstances, to the extent that such Lender reasonably determines in good faith such increase in capital to be allocable to the existence of such Lender's Commitment hereunder. A certificate as to such amounts submitted to the Notification Agent by a Lender hereunder, shall, in the absence of demonstrable error, be conclusive and binding for all purposes.

                                   ARTICLE 10

                             AGREEMENT AMONG LENDERS

 Section 10.1 Agreement Among Lenders. The Lenders agree among themselves that:

           (a) Administrative Lender. Each Lender hereby appoints the Administrative Lender as its nominee in its name and on its behalf, to receive all documents and items to be furnished hereunder; to act as nominee for and on behalf of all Lenders under the Loan Documents; to take such action as may be requested by Determining Lenders, provided that, unless and until the Administrative Lender shall have received such requests, the Administrative Lender may take such administrative action, or refrain from taking such administrative action, as it may deem advisable and in the best interests of the Lenders; to arrange the means whereby the proceeds of the Advances of the Lenders are to be made available to the Borrowers; to distribute promptly to each Lender information, requests and documents received from the Borrowers and the Notification Agent, and each payment (in like funds received) with respect to any of such Lender's Advances, fee or other amount; and to deliver to the Borrowers and the Notification Agent requests, demands, approvals and consents received from the Lenders. Administrative Lender agrees to promptly distribute to each Lender, at such Lender's address set forth below information, requests, documents and payments received from the Borrowers and the Notification Agent.

     (b) Replacement of Administrative Lender. Should the Administrative Lender or any successor Administrative Lender ever cease to to be a Lender hereunder, or should the Administrative Lender or any successor Administrative Lender ever resign as Administrative Lender, or should the Administrative Lender or any successor Administrative Lender ever be removed with cause by the Determining Lenders, then the Lender appointed by the other Lenders shall forthwith become the Administrative Lender, and the Borrowers and the Lenders shall execute such documents as any Lender may reasonably request to reflect such change. Any resignation or removal of the Administrative Lender or any successor Administrative Lender shall become effective upon the appointment by the Lenders of a successor Administrative Lender; provided, however, that if the Lenders fail for any reason to appoint a successor within 60 days after such removal or resignation, the Administrative Lender or any successor Administrative Lender (as the case may be) shall thereafter have no obligation to act as Administrative Lender hereunder.

       (c) Expenses. Each Lender shall pay its pro rata share, based on its Specified Percentage, of any expenses paid by the Administrative Lender directly and solely in connection with any of the Loan Documents if Administrative Lender does not receive reimbursement therefor from other sources within 60 days after the date incurred, unless payment of such fees is being diligently disputed by such Lender or the Borrowers in good faith. Any amount so paid by the Lenders to the Administrative Lender shall be returned by the Administrative Lender pro rata to each paying Lender to the extent later paid by the Borrowers or any other Person on the Borrowers' behalf to the Administrative Lender.

     (d) Delegation of Duties. The Administrative Lender may execute any of its duties hereunder by or through officers, directors, employees, attorneys or agents, and shall be entitled to (and shall be protected in relying upon) advice of counsel concerning all matters pertaining to its duties hereunder.

     (e) Reliance by Administrative Lender. The Administrative Lender and its officers, directors, employees, attorneys and agents shall be entitled to rely and shall be fully protected in relying on any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telex or teletype message, statement, order, or other document or conversation reasonably believed by it or them in good faith to be genuine and correct and to have been signed or made by the proper Person and, with respect to legal matters, upon opinions of counsel selected the Administrative Lender. The Administrative Lender may, in its reasonable judgment, deem and treat the payee of any Note as the owner thereof for all purposes hereof.

     (f) Limitation of Administrative Lender's Liability. Neither the Administrative Lender nor any of its officers, directors, employees, attorneys or agents shall be liable for any action taken or omitted to be taken by it or them hereunder in good faith and believed by it or them to be within the discretion or power conferred to it or them by the Loan Documents or be responsible for the consequences of any error of judgment, except for its or their own gross negligence or wilful misconduct. Except as aforesaid, the Administrative Lender shall be under no duty to enforce any rights with respect to any of the Advances, or any security therefor. The Administrative Lender shall not be compelled to do any act hereunder or to take any action towards the execution or enforcement of the powers hereby created or to prosecute or defend any suit in respect hereof, unless indemnified to its satisfaction against loss, cost, liability and expense. The Administrative Lender shall not be responsible in any manner to any Lender for the effectiveness, enforceability, genuineness, validity or due execution of any of the Loan Documents, or for any representation, warranty, document, certificate, report or statement made herein or furnished in connection with any Loan Documents, or be under any obligation to any Lender to ascertain or to inquire as to the performance or observation of any of the terms, covenants or conditions of any Loan Documents on the part of the Borrowers. To the extent not reimbursed by the Borrowers, each Lender hereby severally, but not jointly, indemnifies and holds harmless the Administrative Lender, pro rata according to its Specified Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and/or disbursements of any kind or nature whatsoever which may be imposed on, asserted against, or incurred by the Administrative Lender in any way With respect to any Loan Documents or any action taken or omitted by the Administrative Lender under the Loan Documents (including any negligent action of the Administrative Lender), except to the extent the same result from gross negligence or wilful misconduct by the Administrative Lender.

     (g) Liability Among Lenders. No Lender shall incur any liability (other than the sharing of expenses and other matters specifically set forth herein and in the other Loan Documents) to any other Lender, except for acts or omissions in bad faith.

     (h) Rights as Lender. With respect to its commitment hereunder, the Advances made by it and Note issued to it, the Administrative Lender shall have the same rights as a Lender and may exercise the same as though it were not the Administrative Lender, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Administrative Lender in its individual capacity. The Administrative Lender or any Lender may accept deposits from, act as trustee under indentures of, and generally engage in any kind of business with, any Borrower and any of its Affiliates, and any Person who may do business with or own securities of any Borrower or any of its Affiliates, all as if the Administrative Lender were not the Administrative Lender hereunder and without any duty to account therefor to the Lenders.

     Section 10.2 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Lender or any other Lender and based upon the financial statements referred to in Sections 4.1(j),
6.1 and 6.2 hereof, and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Lender or any other Lender and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     Section 10.3 Benefits of Article. None of the provisions of this Article shall inure to the benefit of any Person other than Lenders or the Borrowers, as applicable; consequently, no Person other than Lenders or the Borrowers shall be entitled to rely upon, or to raise as a defense, in any manner whatsoever, the failure of the Administrative Lender or any Lender to comply with such provisions.

                                   ARTICLE 11

                                  Miscellaneous

     Section 11.1 Notices.

     (a) All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date personally delivered or sent by telecopy (answerback received), or three days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one day after being entrusted to a reputable commercial overnight delivery service, or one day after being delivered to the telegraph office or sent out by telex addressed to the party to which such notice is directed at its address determined as provided in this Section. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

          (i)   If to the Borrowers or the Notification Agent, at:

                Metro Traffic Control, Inc.
                2700 Post Oak Boulevard, Suite 1400
                Houston, Texas, 77056
                Attn: Robert Greer, Chief Financial Officer

          (ii)  If to the Administrative Lender, at:

                NationsBank of Texas, N.A.
                901 Main Street, 671h Floor
                Dallas, Texas 75202
                Attn: Chad Coben, Assistant Vice President

          (iii) If to a Lender, at its address shown below its name on the signature pages hereof, or if applicable, set forth in its Assignment Agreement.

     (b) Any party hereto may change the address to which notices shall be directed by giving 10 days' written notice of such change to the other parties.

     Section 11.2 Expenses. The Borrowers jointly and severally shall promptly pay:

     (a) all reasonable out-of-pocket expenses of the Administrative Lender in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, the transactions contemplated hereunder and thereunder, and the making of Advances and the issuance of Letters of Credit hereunder, including without limitation the reasonable fees and disbursements of Special Counsel;

     (b) all reasonable out-of-pocket expenses of the Administrative Lender in connection with the administration of the transactions contemplated in this Agreement and the other Loan Documents, the preparation, negotiation, execution and delivery of any waiver, amendment or consent by the Lenders relating to this Agreement or the other Loan Documents; and

     (c) all reasonable costs, out-of-pocket expenses and attorneys' fees of the Administrative Lender and each Lender incurred for enforcement, collection, restructuring, refinancing and "work-out", or otherwise incurred in obtaining performance under the Loan Documents, and all reasonable costs and out-of-pocket expenses of collection if default is made in the payment of the Notes, which in each case shall include without limitation reasonable fees and expenses of consultants, counsel for the Administrative Lender and any Lender, and administrative fees for the Administrative Lender.

     Section 11.3 Waivers. The rights and remedies of the Lenders under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Administrative Lender or any

Lender in exercising any right shall operate as a waiver of such right. The Lenders expressly reserve the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for an Advance and the Issuing Bank expressly reserves the right to require strict compliance with the terms of this Agreement in connection with any issuance of a Letter of Credit. In the event that any Lender decides to fund an Advance or the Issuing Bank decides to issue a Letter of Credit at a time when the Borrowers are not in strict compliance with the terms of this Agreement, such decision by such Lender shall not be deemed to constitute an undertaking by the Lender to fund any further requests for Advances or by the Issuing Bank to issue any additional Letter of Credit or preclude the Lenders from exercising any rights available under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Agreement such as to require further notice by the Lenders of the Lenders' intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of the Administrative Lender or the Lenders, in their discretion, to exercise any rights available to them under this Agreement or under any other agreement, whether or not the Administrative Lender or any of the Lenders are a party thereto, relating to the Borrowers.

     Section 11.4 Determination by the Lenders Conclusive and Binding. Any material determination required or expressly permitted to be made by the Administrative Lender or any Lender under this Agreement shall be made in its reasonable judgment and in good faith, and shall when made, prima facie evidence of the matters asserted.

     Section 11.5 Set-Off. In addition to any fights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender and any subsequent holder of any Note, and any assignee or participant in any Note is hereby authorized by the Borrowers at any time or from time to time, without notice to the Borrowers or any other Person, any such notice being hereby expressly waived, to set-off, appropriate and apply any deposits (general or special (except trust and escrow accounts), time or demand, including without limitation Indebtedness evidenced by certificates of deposit) and any other Indebtedness at any time held or owing by such Lender which is then due and payable or holder to or for the credit or the account of the Borrowers, against and on account of the Obligations which are then due and payable and other liabilities of the Borrowers to such Lender or holder, irrespective of whether or not the Lender or holder shall have made any demand hereunder. Any sums obtained by any Lender or by any assignee, participant or subsequent holder of any Note shall be subject to pro rata treatment of all Obligations and other liabilities hereunder.

     Section 11.6 Assignment.

     (a) Except in connection with any merger or consolidation permitted pursuant to Section 7.5(b) hereof, the Borrowers may not assign or transfer any of their respective rights or obligations hereunder or under the other Loan Documents without the prior written consent of the Lenders.

     (b) No Lender shall be entitled to assign its interest in this Agreement, its Notes or its Advances, except as hereinafter set forth.

     (c) A Lender may at any time sell participations in all or any part of its Advances (collectively, "Participations") to any banks or other financial institutions ("Participants") provided that such Participation shall not confer on any Person (other than the parties hereto) any right to vote on, approve or sign amendments or waivers, or any other independent benefit or any legal or equitable right, remedy or other claim under this Agreement or any other Loan Documents, other than the right to vote on, approve, or sign amendments or waivers or consents with respect to items that would result in (i) any increase in the commitment of any Participant; or (ii) (A) the extension of the date of maturity of, or (B) the extension of the due date for any payment of principal, interest or fees respecting, or (C) the reduction of the amount of any installment of principal or interest on or the change or reduction of any mandatory reduction required hereunder, or (D) a reduction of the rate of interest on the Advances, the Letters of Credit, or the Reimbursement Obligations, or change in Applicable Margin; or (iii) the release of security for the Obligations, including without limitation any guarantee or Pledged Stock; or (iv) the reduction of any fees payable hereunder. Notwithstanding the foregoing, the Borrowers agree that the Participants shall be entitled to the benefits of Article 9 and Section 11.5 hereof as though they were Lenders and the Lenders may provide copies of all financial information received from the Borrowers to such Participants. To the fullest extent it may effectively do so under Applicable Law, the Borrowers agree that any Participant may exercise any and all rights of banker's lien, set-off and counterclaim with respect to this Participation as fully as if such Participant were the holder of the Advances in the amount of its Participation.

     (d) Each Lender may assign to one or more financial institutions or funds organized under the laws of the United States, or any state thereof, or under the laws of any other country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business (each, an "Assignee") its rights and obligations under this Agreement and the other Loan Documents; provided, however, that (i) each such assignment shall be subject to the prior written consent of the Administrative Lender and Borrowers, which approval shall not be unreasonably withheld (provided that without the consent of the Borrowers or the Administrative Lender, any Lender may make assignments to its Affiliates or another Lender), (ii) each such assignment shall be of a constant, and not a varying, percentage of the Lender' s rights and obligations under this Agreement, (iii) the amount of the Commitment, Advances and Reimbursement Obligations being assigned pursuant to each such assignment (determined as of the date of the assignment with respect to such assignment) shall in no event be less than $5,000,000 and which is an integral multiple of $1,000,000, (iv) the applicable Lender, Administrative Lender and applicable Assignee shall execute and deliver to the Administrative Lender an Assignment and Acceptance Agreement (an "Assignment Agreement") in substantially the form of Exhibit H hereto, together with the Notes subject to such assignment, (v) the Assignee or the Lender executing the Assignment as the case may be, shall deliver to the Administrative Lender a processing fee of $2,500, and (vi) in no event shall NationsBank of Texas, N.A., hold less than 51% of the aggregate Specified Percentages outstanding at any time. Upon such execution, delivery and acceptance from and after the effective date specified in each Assignment, which effective date shall be at least three Business Days after the execution thereof, (A) the Assignee thereunder shall be party hereto and, to the extent that fights and obligations hereunder have been assigned to it pursuant to such Assignment, have the rights and obligations of a Lender hereunder and (B) the Administrative Lender shall, to the extent that fights and obligations hereunder have been assigned by it pursuant to such Assignment, relinquish such rights and be released from such obligations under this Agreement. The Borrowers shall not be liable for any fees or expenses of the Administrative Lender, any Lender, or any Assignee, incurred in connection with such an Assignment.

     (e) Notwithstanding anything in clause (d) above to the contrary, any Lender may assign and pledge all or any portion of its Advances and Note to any Federal Reserve Bank as collateral security pursuant to Regulation A of F.R.S. Board and any Operating Circular issued by such Federal Reserve Bank; provided, however, that no such assignment under this clause (e) shall release the assignor Lender from its obligations hereunder.

     (f) Upon the Notification Agent's receipt of an Assignment Agreement executed by a Lender and an Assignee, and any Note or Notes subject to such assignment, each Borrower shall, within three Business Days after the Notification Agent's receipt of such Assignment Agreement, at its own expense, execute and deliver to the Administrative Lender in exchange for the surrendered Notes new Notes to the order of such Assignee in an amount equal to the portion of the Advances, Reimbursement Obligations and Commitment assigned to it pursuant to such Assignment Agreement and new Notes to the order of the Administrative Lender in an amount equal to the portion of the Advances and Commitment retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment Agreement and shall otherwise be in substantially the form of Exhibit H hereto.

     (g) No Lender may, without the prior consent of the Notification Agent, which shall not be unreasonably withheld, in connection with any assignment or Participation or proposed assignment or Participation pursuant to this Section 11.6, disclose to the Assignee or Participant or proposed Assignee or Participant, any information (which is not otherwise publicly available) relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers. The Notification Agent may not prohibit any Participation by withholding its consent pursuant to this Section 11.6(g).

     (h) Except as specifically set forth in this Section 11.6, nothing in this Agreement or any other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement or any other Loan Documents.

     Section 11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

     Section 11.8 Severability. Any provision of this Agreement which is for any reason prohibited or found or held invalid or unenforceable by any court or governmental agency shall be ineffective to the extent of such prohibition or invalidity or unenforceability without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

     Section 11.9 Interest and Charges. It is not the intention of any parties to this Agreement to make an agreement in violation of the laws of any applicable jurisdiction relating to usury. Regardless of any provision in any Loan Documents, no Lender shall ever be entitled to receive, collect or apply, as interest on the Obligations, any amount in excess of the Maximum Amount. If any Lender or participant ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal and treated hereunder as such; and ff principal is paid in full, any remaining excess shall be paid to the Borrowers. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, the Borrowers and the Lenders shall, to the maximum extent permitted under Applicable Law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest,
(b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate is uniform throughout the entire term of the Obligations; provided, however, that if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, the Lenders shall refund to the Borrowers the amount of such excess or credit the amount of such excess against the total principal amount of the Obligations owing, and, in such event, the Lenders shall not be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the Maximum Amount. This Section shall control every other provision of all agreements pertaining to the transactions contemplated by or contained in the Loan Documents.

     Section 11.10 Headings. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

     Section 11.11 Amendment and Waiver. The provisions of this Agreement may not be amended, modified or waived except by the written agreement of the Borrowers and the

Determining Lenders; provided, however, that no such amendment, modification or waiver shall be made (a) without the consent of all Lenders, if it would (i) increase the Specified Percentage or commitment of any Lender, or (ii) extend the date of payment or maturity of, extend the due date for any payment of principal or interest on, reduce the amount of any installment of principal or interest on, or reduce the rate of interest on, any Advance, the Reimbursement Obligations, fees or other amounts owing under any Loan Documents, or (iii) release any security for or guaranty of the Obligations (except pursuant to this Agreement), or (iv) reduce the fees payable hereunder, or (v) revise this
Section 11.11, or (vi) waive the date for payment of any of the Obligations, or
(vii) amend the definition of Determining Lenders, (viii) revise Sections 2.5(b), (c) or (d) hereof or (ix) revise Sections 2.6(b) or (c) hereof; or (b) without the consent of the Administrative Lender, if it would alter the rights, duties or obligations of the Administrative Lender. Neither this Agreement nor any term hereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing signed by the Administrative Lender and, in the case of an amendment, by the Borrowers.

     Section 11.12 Exception to Covenants. Neither the Borrowers nor any Subsidiary shall be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

     Section 11.13 No Liability of Issuing Bank. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any Lender nor any of their respective officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit, except for any payment made upon the Issuing Bank's gross negligence or willful misconduct; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrowers shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrowers, to the extent of any direct, but not consequential, damages suffered by the Borrowers that the Borrowers prove were caused by (i) the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

     Section 11.14 Credit Agreement Governs. In the event of any conflict between the terms of this Agreement and any terms of any other Loan Document, the terms of this Agreement shall control.

     SECTION 11.15 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS; PROVIDED, HOWEVER, THAT PURSUANT TO ARTICLE 5069-15.10(b), TITLE 79, REVISED CIVIL STATUTES OF TEXAS, 1925, AS AMENDED, IT IS AGREED THAT THE PROVISIONS OF CHAPTER 15, TITLE 79, REVISED CIVIL STATUTES OF TEXAS, 1925, AS AMENDED, SHALL NOT APPLY TO THE ADVANCES, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. WITHOUT EXCLUDING ANY OTHER JURISDICTION, THE BORROWERS AGREE THAT THE STATE AND FEDERAL COURTS OF TEXAS LOCATED IN DALLAS, TEXAS SHALL HAVE JURISDICTION OVER PROCEEDINGS IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     SECTION 11.16 WAIVER OF JURY TRIAL. EACH OF THE BORROWERS, THE ADMINISTRATIVE LENDER AND THE LENDERS HEREBY KNOWINGLY VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH LENDER ENTERING INTO THIS AGREEMENT AND MAKING ANY ADVANCES HEREUNDER.

     SECTION 11.17 ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     Section 11.18 Joint and Several Obligations of the Borrowers. Each Borrower and the Lenders agree that the obligations and duties of the Borrowers hereunder, and under each of the other Loan Documents, shall be joint and several in all instances; provided, however, that anything contained in this Agreement or in any other Loan Document to the contrary notwithstanding, the obligations of each Borrower hereunder or in any other Loan Document shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder or in any other Loan Document subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the "Fraudulent Transfer Laws"), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of intercompany indebtedness to Affiliates of such

Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Borrower hereunder and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any fights to subrogation or contribution of such Borrower pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Borrower and Affiliates of such Borrower of obligations arising hereunder or in any other Loan Document.

     Section 11.19 Waiver of Subrogation. No Borrower shall assert, enforce, or otherwise exercise (a) any right of subrogation to any of the rights or Liens of Administrative Lender or any Lender or any other Person against any other Borrower or any other obligor on all or any part of the Obligations or any collateral or other security, or (b) any right of recourse, reimbursement, contribution, indemnification, or similar right against any other Borrower or any other obligor on all or any part of the Obligations or any collateral or any security, and each Borrower hereby waives any and all of the foregoing rights and the benefit of, and any right to participate in, any collateral or other security given to Administrative Lender or any Lender or any other Person to secure payment of the Obligations, however any such rights arise, whether hereunder or any other Loan Document or by operation of law. The provisions of this Section 11.19 shall survive the termination of this Agreement, and any satisfaction and discharge of the Borrowers and each other Obligor by virtue of any payment, court order, or law.

================================================================================
                      REMAINDER OF PAGE INTENTIONALLY BLANK
================================================================================

     IN WITNESS WHEREOF, this Credit Agreement is executed as of the date first set forth above.

BORROWERS:                             METRO TRAFFIC CONTROL, INC.


                                       By:  /s/ Robert Greer
                                            ------------------------
                                            Robert Greer
                                            Chief Financial Officer

ADMINISTRATIVE LENDER:                 NATIONSBANK OF TEXAS, N.A.,
                                        as Administrative Lender


                                       By:  /s/ Chad Coben
                                            ------------------------
                                            Chad Coben
                                            Assistant Vice President

LENDERS:                               NATIONSBANK OF TEXAS, N.A.,
                                        as a Lender
Specified Percentage:
 100%
                                       By:  /s/ Chad Coben
                                            ------------------------
                                            Chad Coben
                                            Assistant Vice President

                                       901 Main Street, 67th Floor
                                       Dallas, Texas 75202
                                       Attn: Chad Coben
                                             Assistant Vice President